UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12
SPOK HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)
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Notice of Annual Meeting of Stockholders
2015 Proxy Statement
April 30, 2015

June 10, 2015
Dear Fellow Stockholder:

It is my pleasure to invite you to join us at the 2015 Annual Meeting of Stockholders of Spok Holdings, Inc. to be held on Wednesday, July 29, 2015 at 9:00 a.m., Eastern Time, at the Mandarin Oriental, Room Garden I, 1330 Maryland Avenue SW, Washington, DC 20024.
At this year’s meeting, we will vote on the election of 7 directors and the ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm. We will also conduct a non-binding advisory vote to approve the compensation of the Company’s named executive officers.
We use the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the Internet. We believe this expedites stockholders receipt of proxy materials, lowers the annual meeting costs and conserves natural resources. Thus, we are mailing to many stockholders a Notice of Internet Availability of Proxy Materials (“Notice”), rather than copies of the Proxy Statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2014. The Notice contains instructions on how to access the proxy materials online, vote online and obtain your copy of our proxy materials.
Your voice is very important. I encourage you to sign and return your proxy card, or use telephone or Internet voting prior to the meeting, so that your shares of common stock will be represented and voted at the meeting.

Sincerely,

/s/Royce Yudkoff
Royce Yudkoff
Chair of the Board of Directors

Spok Holdings, Inc.
Notice of 2015 Annual Meeting of Stockholders

DATE AND TIME:	Wednesday, July 29, 2015, 9:00 a.m., Eastern Time

PLACE:	Mandarin Oriental Room: Garden I
1330 Maryland Avenue SW Washington, DC 20024

ITEMS OF BUSINESS:
1.    To elect seven nominees as directors to the Board of Directors;
2.    To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2015;
3.    To hold a non-binding advisory vote on 2014 named executive officer compensation; and
4.    To transact such other business as may properly come before the meeting.

WHO CAN VOTE:	You must be a stockholder of record at the close of business on June 3, 2015 to vote at the Annual Meeting.
INTERNET AVAILABILITY:
We are using the Internet as our primary means of furnishing proxy materials to most of our stockholders. Rather than sending those stockholders a paper copy of our proxy materials we are sending them a notice with instructions for accessing the materials and voting via the Internet. This Proxy Statement and our 2014 Annual Report to Stockholders are available free of charge at www.envisionreports.com/spok.

PROXY VOTING:
We cordially invite you to participate in the Annual Meeting, either by attending and voting in person or by voting through other acceptable means. Your participation is important regardless of the number of shares you own. You may vote by telephone, through the Internet or by mailing your completed proxy card.

ADMISSION TO THE ANNUAL MEETING:

You are entitled to attend the Annual Meeting if you were a stockholder of record as of the close of business on June 3, 2015, the record date, or you hold a valid proxy for the Annual Meeting. In addition, if you are not a stockholder of record but hold shares through a broker, bank trustee or nominee (i.e. in street name), you will be required to provide proof of beneficial ownership as of the record date. Proof of beneficial ownership can take the form of your most recent account statement prior to the Record Date, a copy of the voting instruction card provided by your broker, bank, trustee or nominee, a copy of the Notice of Internet Availability of Proxy Materials if one was mailed to you or similar evidence of ownership.

By Order of the Board of Directors,

/s/Sharon Woods Keisling
Sharon Woods Keisling
Corporate Secretary and Treasurer
April 30, 2015
Springfield, Virginia

PROXY STATEMENT TABLE OF CONTENTS

Proxy Statement Summary	1
Questions and Answers About the 2015 Annual Meeting and Voting	5
Board of Directors and Governance Matters	10
Board Responsibility, Composition and Meetings	10
Board Leadership Structure	10
Governance Guidelines, Policies and Codes	10
Board’s Risk Oversight Role	11
Committees of the Board of Directors	11
Directors	13
Process for Nominating Directors	13
Director Qualifications and Board Diversity	13
Director Independence Determinations	14
Compensation of Directors	14
Stock Ownership Guidelines for Non-Executive Directors and Prohibitions on
Pledging and Hedging	15
Board Tenure	16
Annual Performance Evaluation	16
Stockholders' Communications	16

Audit Committee Matters	17
Audit Committee Report for the Year Ended December 31, 2014	17
Independent Registered Public Accounting Firm Fees	18
Pre-Approval Policies and Procedures	18

Compensation Committee Matters	19
Introduction	19
Compensation Committee Interlocks and Insider Participation	19
Compensation Committee Procedures	19
Compensation Committee Report for the Year Ended December 31, 2014	21

Executive Compensation	22
Executive Officers	22
Compensation Discussion and Analysis – Table of Contents	24
Compensation Discussion and Analysis	25
Introduction	25
Executive Summary	25
Stockholder Outreach	30
Executive Compensation Design	31
2014 Executive Compensation Program Decisions	35
Other Considerations	42

i

Compensation Tables	44
Summary Compensation Table for 2014	44
All Other Compensation Table for 2014	45
Grants of Plan Based Awards During 2014	45
Outstanding Equity Awards at December 31, 2014	46
Payments upon Termination or Termination Due to Change in Control	46
Employment Agreement and Termination Arrangements – CEO	46
Employment Agreement and Termination Arrangements - President	50
Termination Arrangements – NEOs (Excluding CEO and President)	53
Change in Control Arrangements – NEOs (Excluding the CEO and President)	54
Compensation Recovery Policy	56

Proposals Requiring Your Vote	57
Proposal 1 – Election of Directors	57
Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm	60
Proposal 3 – Advisory Vote to Approve Named Executive Officer Compensation (Say-On-Pay)	61

Security Ownership of Certain Beneficial Owners and Management	62
Directors, Officers and Certain Other Beneficial Owners	62
Section 16(a) Beneficial Ownership Reporting Compliance	63

Related Party Transactions and Code of Conduct	64
Transactions with Related Parties	64
Review, Approval or Ratification of Transactions with Related Parties	64
Code of Business Conduct and Ethics	64

Stockholder Proposals and Company Documents	65

Other Matters	66

ii

PROXY STATEMENT SUMMARY
This summary highlights information about Spok Holdings, Inc. (the “Company,” “Spok,” “we,” “our” or “us”) (formerly USA Mobility, Inc.) and certain information contained elsewhere in this proxy statement (“Proxy Statement”) for our 2015 Annual Meeting of Stockholders (the “2015 Annual Meeting”). This summary does not contain all of the information that you should consider in voting your shares and you should carefully read the entire Proxy Statement. Spok, Inc. is our operating subsidiary and is an indirect wholly owned subsidiary of Spok.
VOTING MATTERS AND BOARD OF DIRECTOR RECOMMENDATIONS

Proposal
1. Election of Seven Directors
2. Ratification of the Selection of Independent
        Registered Public Accounting Firm

3. Advisory Vote to Approve the Compensation
        of the Company’s Named Executive Officers
Board Vote Recommendations FOR Each Nominee FOR FOR	Page Reference 57 60 61
BOARD OF DIRECTORS NOMINEES
You are being asked to vote on the following seven nominees for director. Each director is elected annually by a plurality of the vote properly cast. Further information about each director can be found starting on page 58.

Name N. Blair Butterfield Nicholas A. Gallopo Vincent D. Kelly Brian O’Reilly Matthew Oristano Samme L. Thompson Royce Yudkoff	Age 58 82 55 55 58 69 59	Director Since 2013 2004 2004 2004 2004 2004 2004
Principal Occupation
Retired President, Vital Health Software, North America
Retired Partner,
Arthur Anderson LLP
President and Chief
Executive Officer, Spok
Holdings, Inc.
Retired Managing Director,
Toronto Dominion Bank
Chairman and Chief
Executive Officer, Reaction Biology Corporation
Retired Senior Vice
President, Global Corporate
Strategy and Business
Development, Motorola
Managing Partner, ABRY
Partners, LLC

			Independent Yes Yes No Yes Yes Yes Yes	Board Committee* AC AC CC, NC AC, NC AC, CC CC, NC
*AC – Audit Committee; NC – Nominating and Governance Committee; CC – Compensation Committee

CORPORATE GOVERANCE HIGHLIGHTS

- Annual election of directors
- No shareholder rights plan or "poison" pill
- 6 of our 7 directors are independent
- Chair of the Board of Directors is an independent
director
- All Board committees consist solely of independent
directors
- 100% Board and Committee attendance in
2014

- Stock ownership guidelines for directors and executive
officers
- Policies prohibiting hedging and pledging of our stock
- Compensation "clawback" policy
- Comprehensive Code of Business Conduct and Ethics
guidelines
- Strong pay-for-performance philosophy
- Regular executive sessions of independent directors

STOCKHOLDER ENGAGEMENT
We value our stockholders input and interact with our stockholders in a variety of ways. In 2014, we contacted our top 25 stockholders representing approximately 67% of our outstanding shares to solicit feedback and explain our strategy on corporate governance and executive compensation. Certain of these stockholders declined to meet with management, however, we did meet with stockholders representing approximately 37% of our shares outstanding. We also sponsored an investor day in November 2014 in New York City and quarterly meet with investors to review our quarterly operating and financial results. Our Investor Relations professional is the contact point for stockholder interaction with the Company. Investors can reach us at (800) 611-8488 or via email at Bob.Lougee@spok.com.

2014 BUSINESS HIGHLIGHTS
Corporate Summary
With the acquisition of the software operations in 2011 the Company has begun a long-term transition from a declining wireless centric customer base to a growing software centric critical communications customer base. This means that until our software revenue growth exceeds the decline in our wireless revenue, total consolidated revenue will decline. This also means that operating cash flow (a non-GAAP financial measure) will also decline year over year until the Company successfully transitions to growth. Both consolidated revenue and operating cash flow, along with software bookings, have been identified by the Compensation Committee as key drivers of stockholder value during this transition.
In our 2013 Annual Report on Form 10-K we outlined the following operating objectives and priorities for 2014 as part of our transition from our wireless centric business model to a growth oriented critical communications model. Our 2014 achievement of those operating objectives and priorities are summarized below:

2014 Operating Objectives and Priorities	2014 Achievement

1)    Grow our software revenue and operations bookings.
2)    Retain our wireless subscribers and revenue stream.
3)    Return capital to our stockholders.
4)    Seek long-term revenue growth through business diversification.

1)    Annual software revenue grew 12.5% over 2013. Software operation bookings grew 28.5% over 2013.
2)    Net churn for wireless subscribers in 2014 was 8.7% versus 9.2% in 2013. Wireless revenue declined 11.4% in 2014 versus a decline of 11.3% in 2013.
3)    Cash dividends paid in 2014 were $10.8 million and common stock repurchases were $4.3 million.
4)    We investigated potential acquisition candidates but did not identify any candidates that met our screening criteria to provide stockholder value at a reasonable valuation.

We also announced our plan to return $26 million to stockholders in 2015 through a combination of dividends, common stock repurchases and/or special dividends.
For more information regarding Spok’s 2014 performance, please see our Annual Report to Stockholders for the year ended December 31, 2014 (“2014 Annual Report”).
COMPENSATION PROGRAM HIGHLIGHTS

•	Annual base salary amounts for named executive officers (“NEOs”) remained unchanged from 2013.

•	The 2014 short-term incentive plan (“2014 STIP”) paid 112.5% of the incentive target for each NEO based on achievement of the pre-established performance goals.

•
The performance cycle for the 2011 long-term incentive plan (“2011 LTIP”) concluded on December 31, 2014 with achievement of the pre-established performance goals. Payment of vested restricted stock units (“RSUs”) was made in shares of Spok’s common stock in March 2015.

•
Stock ownership guidelines were established for all executive officers, including NEOs (excluding the CEO). Stock ownership guidelines for the CEO were increased in 2014. Stock ownership guidelines for the independent directors had already been established.

•	Policies prohibiting pledging and hedging of our stock for all executive officers, including NEOs, were established.

•	A “clawback” policy for adjustment or recovery of compensation in certain circumstances was established.
KEY GOVERANANCE ELEMENTS IN OUR EXECUTIVE COMPENSATION PROGRAM
The following is a summary of specific elements of our executive compensation program designed to align the interests of our stockholders and executives

What We Do	What We Don't Do
√ Pay for Performance – All short-term and
long-term incentives for our NEO compensation is
at risk variable compensation.
√ Measurable Performance Metrics-Variable
Compensation is based on quantifiable
performance criteria.
√ Stock Ownership Guidelines – All key executives
are required to own a minimum amount of our
stock.
√ Award Caps – All of our variable compensation
has caps on plan formulas.
√ “Clawback” Provisions – Adjustment or recovery
of compensation is required in certain
circumstances.

X  No Excessive Perquisites.
X  No Hedging – All executive officers, including
    NEOs, are prohibited from engaging in hedging
    activities with Spok stock.
X  No Pledging – All executive officers, including
    NEOs, do not pledge their Spok stock.
X  No Tax Gross-Ups.
X  No Issuance of Stock Options – Our long term
    compensation is 100% performance-based in the
    form of performance-vesting restricted stock units
    payable in Spok common stock.

QUESTIONS AND ANSWERS ABOUT THE 2015 ANNUAL MEETING AND VOTING

1. WHY DID I RECEIVE THESE PROXY MATERIALS?

Our Board of Directors (“Board”) is soliciting your proxy. Your proxy will be voted at the 2015 Annual Meeting on July 29, 2015 at 9:00 a.m. Eastern Time at the Mandarin Oriental, Room: Garden I, 1330 Maryland Avenue SW, Washington, DC 20024 and at any adjournment(s) or postponement(s) of such meeting. All properly executed written proxies and all properly completed proxies submitted by telephone or by the Internet that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked before completion of voting at the meeting.
2. WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

The Record Date for the 2015 Annual Meeting is June 3, 2015. Only stockholders of record on our transfer books at the close of trading on the NASDAQ National Market System on the Record Date will be entitled to vote at the Annual Meeting. On April 1, 2015 there were 21,739,412 shares of our common stock outstanding. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.
3. WHAT IS THE DIFFERENCE BETWEEN A STOCKHOLDER OF RECORD AND A
STOCKHOLDER WHO HOLDS STOCK IN STREET NAME?

If your shares of stock are registered in your name on the books and records of our transfer agent, you are the stockholder of record. If your shares of stock are held for you in the name of your broker, bank or other nominee, your shares are held in street name. The answer to Question 10 describes brokers’ discretionary voting authority and when your broker, bank or other nominee is permitted to vote your shares of stock without instructions from you.
It is important that you vote your shares if you are a stockholder of record and, if you hold shares in street name, that you provide appropriate voting instructions to your broker, bank or other nominee as discussed in the answer to Question 10.
4. WHAT ARE THE DIFFERENT METHODS THAT I CAN USE TO VOTE MY SHARES OF
COMMON STOCK?

By Telephone or Internet Proxy: All stockholders of record may vote their shares of common stock by touch-tone telephone using the telephone number on the proxy card (within the United States, U.S. territories and Canada, there is no charge for the call), or by the Internet, using the procedures and instructions described on the proxy card and other enclosures. Street name holders may vote by telephone or the Internet if their brokers, banks or other nominees make those methods available. If that is the case, each broker, bank or other nominee will enclose instructions with the Proxy Statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate stockholders’ identities, to allow stockholders to vote their Shares and to confirm that their instructions have been properly recorded.

In Writing: All stockholders also may vote by mailing their completed and signed proxy card (in the case of stockholders of record) or their completed and signed voting instruction form (in the case of street name holders).
In person: All stockholders of record may vote in person at the meeting. Street name holders must obtain a legal proxy from their broker, bank or other nominee and bring the legal proxy to the meeting in order to vote in person at the meeting.
5. WHAT ITEMS WILL BE VOTED ON AT THE 2015 ANNUAL MEETING?

Proposal Proposal 1 – Election of Directors (pages 57-60)
Voting Choices, Board Recommendation and Voting Requirement
Voting Choices
· Vote for a nominee; or
· Vote against a nominee.

Board Recommendation
The Board recommends a vote “FOR” each of the nominees named in the Proxy Statement.

Voting Requirement
Directors will be elected by plurality of the votes cast, present in person or by proxy with each share being entitled to one vote of the votes cast.

Abstentions from voting on the election of directors, including broker non-votes, will have no effect on the outcome of the election of directors. In the event any nominee is unable or unwilling to serve, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced in accordance with our Bylaws. The Board has no reason to believe that any of the persons named will be unable or unwilling to serve as a director if elected.

Proposal 2 – Ratification of the Selection of Independent Registered Public Accounting Firm (pages 60-61)
Voting Choices
· Vote for the ratification;
· Vote against the ratification; or
· Abstain from voting.

Board Recommendation
The Board recommends a vote “FOR” this proposal.

Voting Requirement
The selection of the independent registered public accounting firm will be ratified if the votes cast “FOR” exceed the votes cast “AGAINST.”

Proposal 3 – Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers (page 61)
Voting Choices
· Vote for the compensation of the Company’s named
    executive officers;
· Vote against the compensation of the Company’s
    named executive officers; or
· Abstain from voting.

Board Recommendation
The Board recommends a vote “FOR” this proposal.

Voting Requirement
The compensation of the Company’s named executive officers will be approved on an advisory basis if the votes cast “FOR” exceed the votes cast “AGAINST”.
This vote is not binding upon the Company, the Board or the Compensation Committee. Nevertheless, the Compensation Committee values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for the Company’s named executive officers.

6. ARE VOTES CONFIDENTIAL?

We will continue our long-standing practice of holding the votes of each stockholder in confidence from directors, officers and employees, except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) in the case of a contested proxy solicitation; (c) if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to the Company; or (d) to allow the independent inspectors of election to certify the results of the vote.
7. WHO COUNTS THE VOTES?

We will continue, as we have for many years, to retain an independent tabulator to receive and tabulate the Proxies and independent inspectors of election to certify the results.
8. WHAT IF A STOCKHOLDER DOES NOT SPECIFY A CHOICE FOR A MATTER WHEN
RETURNING A PROXY?

Stockholders should specify their voting choice for each matter on the accompanying proxy. If no specific choice is made for one or more matters, proxies that are signed and returned will be voted “FOR” the election of each of the nominees for director, “FOR” the proposal to ratify the selection of Grant Thornton LLP (“Grant Thornton”), as our independent registered public accounting firm for the year ending December 31, 2015 and “FOR” the advisory vote to approve the compensation of the Company’s named executive officers.
9. WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares.

We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Trust Company, N.A. Computershare’s address is P.O. Box 43078, Providence, Rhode Island 02940-3078. You can reach Computershare at 1-800-442-0077 (from within the United States or Canada) or 1-781-575-3572 (from outside the United States or Canada).
10. WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

Stockholders of Record: If you are a stockholder of record (see Question 3), your shares will not be voted if you do not provide your proxy unless you vote in person at the meeting. It is, therefore, important that you vote your shares.
Street Name Holders: If your shares are held in street name (see Question 3) and you do not provide your signed and dated voting instruction form to your bank, broker or other nominee, your shares may be voted by your broker, bank or other nominee, but only under certain circumstances. Specifically, under the NASDAQ National Market (“NASDAQ”) rules, shares held in the name of your broker, bank or other nominee may be voted by your broker, bank or other nominee on certain “routine” matters if you do not provide voting instructions. Only the ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm is considered a “routine” matter for which brokers, banks or other nominees may vote uninstructed shares. The other proposals to be voted on at our meeting (specifically, the election of director nominees and the advisory vote to approve the compensation of the Company’s named executive officers) are not considered “routine” under the NASDAQ rules, so the broker, bank or other nominee cannot vote your shares on any of these proposals unless you provide to the broker, bank or other nominee voting instructions for each of these matters. If you do not provide voting instructions on a matter, your shares will not be voted on the matter, which is referred to as a “broker non-vote.”
11. ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

Abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote at the 2015 Annual Meeting. Broker non-votes are described more particularly in Question 10 above.
12. HOW CAN I REVOKE A PROXY?

You can revoke a proxy before the completion of voting at the meeting by:

(a)	giving written notice to the Corporate Secretary of the Company;

(b)	delivering a later-dated proxy; or

(c)	voting in person at the meeting.
13. WHO WILL PAY THE COST OF THIS PROXY SOLICITATION?

The cost of this solicitation of proxies will be paid by the Company. In addition to the use of mail, some of the officers and regular employees of the Company may solicit proxies by telephone and will request brokerage houses, banks, and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of common stock held of record by such persons. The Company will reimburse such persons for expenses incurred in forwarding such soliciting material. It is contemplated that additional solicitation of proxies will be made in the same manner under the engagement and direction of Georgeson Inc. (a subsidiary of Computershare Limited) at an anticipated cost of $18,000, plus reimbursement of out of pocket expenses.
14. HOW DO I OBTAIN ADMISSION TO THE 2015 ANNUAL MEETING?

You are cordially invited to attend the Annual Meeting in person. You are entitled to attend the Annual Meeting if you were a stockholder as of the close of business on June 3, 2015 or you hold a valid proxy for the Annual Meeting. In addition, if you are not a stockholder of record but hold shares through a broker, bank, trustee or nominee (i.e. in street name), you will be required to provide proof of beneficial ownership as of the record date. Proof of beneficial ownership can take the form of your most recent account statement prior to the Record Date, a copy of the voting instruction card provided by your broker, bank, trustee or nominee, a copy of the Notice of Internet Availability of Proxy Materials, if one was mailed to you, or similar evidence of ownership.
15. MAY STOCKHOLDERS ASK QUESTIONS AT THE 2015 ANNUAL MEETING?

Yes. Management will answer stockholders’ questions of general interest during the question and answer period of the meeting. In order to provide an opportunity for everyone who wishes to ask a question, each stockholder will be limited to two minutes. Stockholders may be asked to hold a second question until all others have first had their turn and if time allows.
16. HOW MANY VOTES MUST BE PRESENT TO HOLD THE 2015 ANNUAL MEETING?

Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to conduct our meeting, a majority of our outstanding shares of common stock issued and outstanding and entitled to vote must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and shares of record held by broker, bank or other nominee (‘broker shares”) that are voted on any matter are included in determining the number of shares present. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

BOARD OF DIRECTORS AND GOVERNANCE MATTERS
BOARD RESPONSIBILITY, COMPOSITION AND MEETINGS
The primary responsibility of the Board of Directors (the “Board”) is to foster the long-term success of the Company. In fulfilling this role, each director must exercise his good faith business judgment of the best interests of the Company. The Board has responsibility for establishing broad corporate policies, setting strategic direction and overseeing management, which is responsible for the day-to-day operations of the Company.
Our Board consists of seven directors. Directors are elected annually at each annual meeting to serve until the next annual meeting and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal. Each of the nominees currently serves as a director and was elected by the stockholders at the 2014 Annual Meeting. Biographical information and qualifications of the nominees for director are included under “Proposal 1 – Election of Directors” on page 57.
The Board holds regular meetings each quarter and special meetings are held when necessary. The Board’s organizational meeting follows the annual meeting of stockholders. Each year, one of the Board meetings is devoted primarily to reviewing the Company’s long-range plan. The Board held five meetings in 2014. The Board meets in executive session at every Board meeting. Directors are expected to attend the Board meetings, the annual meeting of stockholders and meetings of committees of the Board on which they serve, with the understanding that, on occasion, a director may be unable to attend a meeting. During 2014 all nominees for director attended 100% of the aggregate number of meetings of the Board and any standing committees of the Board on which they serve. All directors attended the 2014 Annual Meeting.
BOARD LEADERSHIP STRUCTURE
The Board has segregated the positions of Chair of the Board and Chief Executive Officer (“CEO”) since the Company’s inception in 2004. The position of Chair of the Board has been filled by an independent director. The Board believes that segregation of these positions has allowed the CEO to focus on managing our day-to-day activities within the parameters established by the Board. The position of Chair of the Board provides leadership to the Board in establishing our overall strategic direction consistent with the input of other directors of the Board and management. The Board believes this structure has served the stockholders well by ensuring the development and implementation of our strategies in both the wireless telecommunications and software industries.
GOVERNANCE GUIDELINES, POLICIES AND CODES
The Board has adopted Corporate Governance Guidelines that may be found on our website at www.spok.com/our_company/investor_relations/. In addition, the Board has adopted a Code of Business Conduct and Ethics that applies to all our directors and employees including the CEO, Chief Financial Officer (“CFO”) and Controller/Chief Accounting Officer. This Code of Business Conduct and Ethics may be found on our website www.spok.com/our_company/investor_relations/. During the period covered by this report, we did not request a waiver of our Code of Business Conduct and Ethics and did not grant any such waivers. Should any amendment or waiver become necessary, we intend to post such amendments to or waivers from our Code of Business Conduct and Ethics (to the extent applicable to the Company’s directors, executive officers or principal financial officers) on our website. Information on the Company’s website is not, and shall not be deemed to be a part of this Proxy Statement or incorporated into any other filings the Company makes with the U.S. Securities and Exchange Commission (“SEC”).

BOARD’S RISK OVERSIGHT ROLE
Our primary risks consist of managing our business profitably within the environment of declining wireless revenues and subscribers and profitably expanding our software revenues and bookings. In general, the Board, as a whole and also at the committee level, oversees our risk management activities. The Board annually reviews management’s long-term strategic plan and the annual budget that results from the strategic planning process. Using that information the Compensation Committee establishes both the short-term and long-term compensation programs along with the performance criteria that apply to all executives of the Company (including the NEOs). These compensation programs are discussed and ratified by the Board. The compensation programs are designed to focus management on the performance metrics that we expect will drive profitability in our business. See “Compensation Discussion and Analysis – Executive Compensation Design – Compensation Policies and Risk Considerations” for additional information regarding risk management related to the Company’s compensation policies and procedures. The Board receives periodic updates from management on the status of our business and performance (including updates outside of the normal Board meetings). Finally, as noted below, the Board is assisted by the Audit Committee in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Thus, in performing its risk oversight, the Board establishes the performance metrics, monitors on a timely basis the achievement of those performance metrics, and oversees the mechanisms that report those performance metrics.
COMMITTEES OF THE BOARD OF DIRECTORS
The Board has established various separately-designated standing committees to assist it with performance of its responsibilities. The Board designates the members of these committees and the committee chairs annually at its organizational meeting, which typically follows the annual meeting of stockholders, based on the recommendations of the Nominating and Governance Committee. The Chair of each committee works with Company management to develop the agenda for that committee and determine the frequency and length of committee meetings. After each meeting, each committee provides a full report to the Board.
The Board has adopted written charters for each of these committees. These charters are available on the Company’s website at www.spok.com/our_company/investor_relations/. The following table summarizes the primary responsibilities of the committees:

Committee Audit Compensation Nominating and Governance
Primary Responsibilities
The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements and financial reporting processes and systems of internal control; the qualifications, independence and performance of the Company’s independent registered public accounting firm, the internal auditors and the internal audit function and the Company’s compliance with legal and regulatory requirements. The Audit Committee also prepares the Audit Committee Report that the rules of the SEC require the Company to include in its proxy statement. See pages 17 to 18 for further matters related to the Audit Committee, including its report for the year ended December 31, 2014.

The Compensation Committee determines, reviews and approves the compensation of the NEOs, including salary, annual short-term incentive awards and long-term incentive awards. The Compensation Committee reviews director compensation and recommends changes in compensation to the Board. In addition, the Compensation Committee evaluates the design and effectiveness of the Company’s incentive programs. See pages 19 to 21 for further matters related to the Compensation Committee, including a discussion of its procedures and its report on the Compensation Discussion and Analysis appearing on pages 25 through 43.

The Nominating and Governance Committee identifies individuals qualified to become Board members consistent with the criteria established by the Board, which are described in the Company’s Corporate Governance Guidelines, and recommends a slate of nominees for election at each annual meeting of stockholders; makes recommendations to the Board concerning the appropriate size, function, needs and composition of the Board and its committees; advises the Board on corporate governance matters, including the development of recommendations to the Board on the Company’s corporate governance principles; and oversees the self-evaluation process of the Board and its committees.

The following table sets forth the current members of each committee and the number of meetings held during 2014:

Name N. Blair Butterfield* Nicholas A. Gallopo* Vincent D. Kelly Brian O’Reilly* Matthew Oristano* Samme L. Thompson* Royce Yudkoff*(4)	Audit(1) √ Chair √ √	Compensation(2) Chair √ √	Nominating and Governance(3) √ Chair √
2014 Meetings	4	3	2
* Independent Director

(1)	The Audit Committee consists entirely of non-management directors all of whom the Board has determined are independent within the meaning of the listing standards of the NASDAQ and Rule

10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that all members of the Audit Committee are financially literate and that Nicholas A. Gallopo and Matthew Oristano are “audit committee financial experts” within the meaning set forth in the regulations of the SEC.

(2)
The Compensation Committee consists entirely of non-management directors all of whom the Board has determined are independent within the meaning of the listing standards of NASDAQ, are non-employee directors for the purposes of Rule 16b-3 of the Exchange Act; and satisfy the requirements of Internal Revenue Code Section 162(m) for outside directors.

(3)	The Nominating and Governance Committee consists entirely of non-management directors all of whom the Board has determined are independent within the meaning of the listing standards of NASDAQ.

(4)	Chair of the Board of Directors.

DIRECTORS
Process for Nominating Directors
The Nominating and Governance Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at the annual meeting.
In identifying potential candidates for Board membership, the Nominating and Governance Committee relies on suggestions and recommendations from directors, management, stockholders and others, including from time to time executive search and board advisory firms. The Nominating and Governance Committee has the sole authority to retain, compensate and terminate any search firm or firms to be used in connection with the identification and assessment of director candidates.
The Nominating and Governance Committee considers proposed nominees whose names are submitted to it by stockholders; however, it does not have a formal process for that consideration. We have not adopted a formal process because we believe that an informal consideration process has served stockholders well. The Nominating and Governance Committee intends to review periodically whether a more formal policy should be adopted. If a stockholder wishes to suggest a proposed name for the Nominating and Governance Committee’s consideration, the name of that nominee and related personal information should be forwarded to the Nominating and Governance Committee, in care of our Secretary, at least six months before the next Annual Meeting of Stockholders to ensure time for meaningful consideration by the Nominating and Governance Committee. The policy for nominating directors is the same regardless if the nominees are submitted to the Nominating and Governance Committee by stockholders or if the nominees are recommended by the Company or the Board. The Company’s Bylaws set forth the procedures that a stockholder must follow to nominate directors. (see “Stockholder Proposals and Company Documents” on page 65.)
The current composition of our Board of Directors is discussed under “Board Responsibility, Composition and Meetings” on page 10. Biographical information and qualifications of the nominees for director are included under “Proposal 1-Election of Directors” on page 57.
Director Qualifications and Board Diversity
The Nominating and Governance Committee considers Board candidates based upon various criteria, such as skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision, experience and any other factors appropriate in the context of an assessment of the Nominating and Governance Committee’s understanding of the needs of the Board at that time. In addition, the Nominating and Governance Committee considers whether the individual satisfies criteria for independence, as may be required by applicable regulations, and personal integrity and judgment. Accordingly, the Board seeks to attract and retain highly-qualified directors who have sufficient time to attend to their substantial duties and responsibilities to our Company.
The Nominating and Governance Committee is focused on diversity, and as part of its review of Board candidates, the Nominating and Governance Committee considers diversity in the context of age, business experience, knowledge and perspective from other fields or industries such as investment banking, manufacturing, professional services, government services or consulting among others. This consideration is included as part of the overall decision on the candidates for the Board.
Under “Proposal 1 – Election of Directors,” we provide our overview of each nominee’s principal occupation, business experience and other directorships, together with the key attributes, experience and skills considered by the Nominating and Governance Committee and the Board as relevant to achieving the Company’s strategic direction and overseeing its operations.
Director Independence Determinations
The NASDAQ corporate governance rules require that a majority of the Board be independent. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company. In assessing the independence of its members, the Board examined the commercial, industrial, banking, consulting, legal, accounting, charitable and familiar relationships of each member. The Board’s inquiry extended to both direct and indirect relationships with our Company. Based upon both detailed written submissions by members of the Board and discussions regarding the facts and circumstances pertaining to each member, considered in the context of applicable NASDAQ corporate governance rules, the Board has determined for the year ended December 31, 2014 that all directors were independent, with the exception of Mr. Kelly, our CEO.
Compensation of Directors
With respect to non-executive directors, the Company’s philosophy is to provide competitive compensation necessary to attract and retain high-quality non-executive directors. The Board believes that a significant portion of compensation should consist of equity-based compensation to assist in aligning directors’ interests with the interests of stockholders. Directors who are full-time employees of the Company (currently, only Mr. Kelly) receive no additional compensation for service as a director.
The Compensation Committee periodically reviews the competitiveness of director compensation, considers the appropriateness of the form and amount of director compensation and makes recommendations to the Board concerning such compensation with a view toward attracting and retaining qualified directors. There were no changes made to director compensation in 2014.
For periods of service beginning in July 1, 2013 and quarterly thereafter each non-executive director will receive restricted shares of common stock (“restricted stock”) quarterly based upon the closing price per share of our common stock at the end of each quarter, such that each non-executive director will receive $60,000 per year of restricted stock ($70,000 for the Chair of the Audit Committee). The restricted stock will vest on the earlier of change in control of the Company (as defined in the 2012 Equity Plan) or one year from the date of grant. In addition, the non-executive directors will be entitled to cash compensation of $45,000 per year ($55,000 for the Chair of the Audit Committee), also payable quarterly. These sums are payable upon the election of the non-executive director, in the form of cash, shares of common stock, or any combination thereof.

The following table presents the cash and equity compensation elements in place during 2014 for our non-executive directors:

Type of Compensation	Non-Executive Director (excluding Chair of Audit Committee)	Chair of Audit Committee
Annual Cash Fee(1)	$45,000	$55,000
Annual Restricted Stock Award Value(1)	$60,000	$70,000

(1) Both the cash fee and restricted stock award value are paid in quarterly installments.
The non-executive directors are reimbursed for any reasonable out-of-pocket Board related expenses incurred. There are no other annual fees paid to these non-executive directors. A director that is employed as an executive for our Company is not separately compensated for service as a director.
We used the fair-value based method of accounting for the equity awards. The restricted stock will vest on the earlier of a change in control or one year from the date of grant and the fair value is amortized as compensation expense over a one-year period. The amounts shown below for restricted stock reflect the grant date fair value of the restricted stock issued quarterly to the non-executive directors based on the price per share of our common stock on the last trading day prior to the quarterly award date. The following table sets forth the compensation earned by the non-executive directors for the year ended December 31, 2014:
Director Compensation Table for 2014

Director Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)	Total ($)
Royce Yudkoff (1)	45,000	60,000	105,000
N. Blair Butterfield (1)	45,000	60,000	105,000
Nicholas A. Gallopo (2)	55,000	70,000	125,000
Brian O’Reilly (1)	45,000	60,000	105,000
Matthew Oristano (1)	45,000	60,000	105,000
Samme L. Thompson (1)	45,000	60,000	105,000

(1)	Included in the column “Restricted Stock Awards” is a total of 4,003 shares of restricted stock awarded to each non-executive director and outstanding as of December 31, 2014.

(2)	Included in the column “Restricted Stock Awards” is a total of 4,669 shares of restricted stock awarded to Mr. Gallopo, the Audit Committee Chair, in 2014 and outstanding as of December 31, 2014.

Stock Ownership Guidelines for Non-Executive Directors and Prohibitions on Pledging and Hedging
The Board believes that stock ownership guidelines further align the interest of directors with those of the Company’s stockholders. The non-executive directors are required to hold shares of common stock and/or restricted stock equal to three times their annual cash compensation ($135,000 for each non-executive director and $165,000 for the Chair of the Audit Committee) as measured on June 30th of each year. All non-executive directors will have a three year grace period to reach the ownership threshold. All non-executive directors have met the stock ownership guidelines as of June 30, 2015, except for Mr. Butterfield who has through June 30, 2016 to meet the stock ownership requirement.

The Company’s non-executive directors are not permitted to engage in hedging activities with respect to our stock and are not permitted to pledge their shares of our stock.
Board Tenure
The Nominating and Governance Committee, as part of its evaluation of nominees to the Board, reviewed the tenure of each nominee. Each nominee to the Board, except for Mr. Butterfield, has been a director since 2004. The Nominating and Governance Committee considered the Company’s ongoing long-term transition from a wireless centric customer base to a growing software centric critical communications customer base as a critical strategic and operational element for the Company’s future. Each nominee, except for Mr. Butterfield, has been involved in oversight of the Company’s strategic and operational priorities since 2004 and understands how the Company’s strategies and operations have evolved to support the Company’s continued long-term transition. The Nominating and Governance Committee believes that this historical understanding is critical and allows the nominees to judge the Company’s priorities and operational plans during the transition in a manner that would best impact long-term stockholder value. Based on this evaluation, the Nominating and Governance Committee believes that all nominees, including Mr. Butterfield, should continue as directors on the Board. As the Company continues through its transition, the Nominating and Governance Committee will review each Director to ensure appropriate Board composition.
Annual Performance Evaluation
The Chair of the Nominating and Governance Committee oversees an annual Board evaluation process. The process consists of individual interviews using a five point grading mechanism on 59 different items of evaluation that cover Board independence, oversight of Company strategy, individual engagement and performance, quality of information and communication, and expertise and education, as well as committee performance. Each director is also given a chance to comment individually and confidentially regarding the Board’s function. On any points where the evaluation determines that the Board is performing at a less than excellent level, recommendations are made and executed for remediation of such condition.
Stockholders’ Communications
We have not developed a formal process by which stockholders may communicate directly to the Board. We believe that an informal process, in which stockholder communications (or summaries thereof) are received by the Secretary for the Board’s attention and provided to the Board, has served the Board’s and the stockholders’ needs. All communications received are immediately communicated electronically to the Board or Committee Chairman, where appropriate. Responses, if appropriate, to these communications may come from the Secretary or a Board member. Until other procedures are developed, any communications to the Board should be addressed to the Board and sent in care of our Secretary at the following address: Spok Holdings, Inc., c/o Secretary, 6850 Versar Center, Suite 420, Springfield, Virginia 22151-4148.

AUDIT COMMITTEE MATTERS
AUDIT COMMITTEE REPORT FOR THE YEAR ENDED DECEMBER 31, 2014
To our Stockholders:
In accordance with its written charter adopted by the Board of Directors ("Board"), the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s accounting, auditing and financial reporting practices. The Audit Committee oversees the financial reporting process on behalf of the Board.
Management is responsible for the preparation of the Company’s financial statements and financial reporting process, including the system of internal controls. Grant Thornton LLP (the “auditor”) is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the Company’s internal control over financial reporting.
In discharging its oversight responsibility, the Audit Committee reviewed and discussed with management and the auditor the audited financial statements that were included in the Company’s 2014 Annual Report on Form 10-K.
The Audit Committee discussed with the auditor the matters required to be discussed under applicable Public Company Accounting Oversight Board (“PCAOB”) standards. In addition, the Audit Committee discussed with the auditor the auditor’s independence from the Company and its management and received the written disclosures and letter from the auditor as required by the applicable requirements of the PCAOB regarding the auditor’s communications with the Audit Committee concerning independence.
Based on the foregoing, the Audit Committee recommended to the Board and the Board approved the inclusion of the audited financial statements in the 2014 Annual Report on Form 10-K for filing with the SEC.
Audit Committee:
Nicholas A. Gallopo, Chair
N. Blair Butterfield
Matthew Oristano
Samme L. Thompson
The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act (together, the “Acts”), except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Acts.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
The following table summarizes fees billed to us through April 1, 2015 by Grant Thornton LLP relating to services provided for the periods stated.

Grant Thornton LLP	For the Year Ended December 31,
	2014	2013
Audit Fees(1)	$1,367,048	$1,486,037
Audit-Related Fees(2)	—	40,040
Tax Fees(3)	—	—
All Other Fees	—	—
Total	$1,367,048	$1,526,077

(1)
The audit fees (including out-of-pocket expenses) for the years ended December 31, 2014 and 2013 were for professional services rendered during the audits of our consolidated financial statements and our internal control over financial reporting, for reviews of our consolidated financial statements included in our quarterly reports on Form 10-Q and for reviews of other filings made by us with the SEC.

(2)	Audit-related fees that were paid to our independent registered public accounting firm related to a review of potential billing credits for the four years ending December 31, 2013.

(3)	Tax fees consist of tax compliance, tax advice and tax planning services. No tax fees were paid to our independent registered public accounting firm in 2014 or 2013.

PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has adopted a policy and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.
From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next twelve months. Any such pre-approval is detailed as to the particular service or types of services to be provided and is also generally subject to a maximum dollar amount.
The Audit Committee may also delegate to one or more of its members the authority to approve any audit or non-audit services to be provided by the independent registered public accounting firm. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported at the next Audit Committee meeting.
All audit and audit-related fees in 2014 and 2013 were approved by the Audit Committee pursuant to our pre-approval policy.

COMPENSATION COMMITTEE MATTERS
INTRODUCTION
The Compensation Committee consists entirely of non-management directors all of whom are independent directors as the term is defined in the NASDAQ rules. Its responsibilities are described below and set forth in the Compensation Committee Charter that can be viewed online on the Company website at www.spok.com/our_company/investor_relations/. The current members of the Compensation Committee are: Brian O’Reilly (Chair), Samme L. Thompson and Royce Yudkoff.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the members of the Compensation Committee are or have been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related person, except for Mr. Thompson whose relationship with American Tower Corporation (“ATC”), a landlord of transmission tower sites used by the Company, is described under “Transactions with Related Parties” on page 64. In addition, during 2014, no member of our Board or of our Compensation Committee, and none of our executive officers, served as a member of the board of directors or compensation committee of an entity that has one or more executive officers serving as members of our Board or our Compensation Committee.
COMPENSATION COMMITTEE PROCEDURES
Scope of Authority
The responsibilities of the Compensation Committee are set forth in its charter and include, among other duties, the responsibility to:

•	review and approve the Company’s overall executive compensation philosophy and design;

•	review and approve corporate goals and objectives relevant to the compensation of our CEO and all executive officers (including the NEOs);

•	make recommendations to the Board with respect to incentive compensation plans and equity based plans, administer and make awards under such plans and review the cumulative effect of its actions;

•	monitor compliance by executives with our stock ownership guidelines;

•	monitor risks related to the design of the Company’s compensation program;

•	determine the independence and lack of conflicts of interest of its outside compensation consultants;

•	review and discuss with management our Compensation Discussion and Analysis; and

•	prepare and approve the Compensation Committee’s Report for inclusion in the annual proxy statement.
In accordance with its charter, the Compensation Committee may delegate its authority to the Chair of the Compensation Committee when it deems appropriate, unless prohibited by law, regulation or NASDAQ listing standards.

Processes and Procedures for Establishing Executive Compensation
The primary processes and procedures for establishing and overseeing executive compensation include:
Compensation Committee Meetings. The Compensation Committee meets several times each year, with three meetings in 2014. The Chair of the Compensation Committee, in consultation with the other members, sets the meeting agendas. The Compensation Committee reports its actions and recommendations to the Board.
Role of Consultants. In response to the negative advisory Say-On-Pay results in 2014, the Compensation Committee engaged as compensation consultants, Hay Group (“Hay”), to assist the Compensation Committee in evaluating the executive compensation of the NEOs. Hay was engaged to perform an assessment of executive compensation focused on:

•	The Company’s publicly traded peer group used for pay benchmarking purposes;

•	Competitiveness of the executive compensation program relative to the Company’s compensation peer group on a target basis;

•	Pay mix for the NEOs relative to the peer group;

•	Prevalence of long-term incentive vehicles and practices within the peer group as well as the mix of long-term incentives; and

•	A review of clawback practices and stock ownership guidelines within the peer group.
A more detailed description of the work performed by Hay is included under “Relationship with Compensation Consultants” on page 34.
Role of Management

•	The Company’s management provides input on overall executive compensation program design for the Compensation Committee’s consideration.

•
Each year, our CEO presents to the Compensation Committee recommendations for the compensation of the Company’s NEOs (other than himself), as well as certain other officers. The Compensation Committee reviews and discusses these recommendations with the CEO and, exercising its discretion, makes the final decision with respect to the compensation of these individuals. The CEO has no role in setting his own compensation.

•
At the beginning of each year, our CEO presents the Company’s proposed annual performance criteria to the Compensation Committee for the Compensation Committee’s consideration in establishing the short-term incentive compensation criteria.

COMPENSATION COMMITTEE REPORT FOR THE YEAR ENDED DECEMBER 31, 2014
To our Stockholders:
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained on pages 25 through 43 of this Proxy Statement with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee:
Brian O’Reilly, Chair
Samme L. Thompson
Royce Yudkoff
The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Acts, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

EXECUTIVE COMPENSATION
EXECUTIVE OFFICERS
Our NEOs and executive officers serve at the pleasure of the Board (only Messrs. Kelly and Balmforth have employment contracts). Set forth below is biographical information for each of our executive officers who are not also a director as of April 30, 2015. Our CEO, Mr. Kelly, is a director of the Company.
Colin M. Balmforth, age 54 was appointed President of Spok, Inc. in January 2014. Prior to his current position, Mr. Balmforth was President of Amcom Software, Inc., a predecessor to Spok, Inc., from September 2012 to December 2013, and an officer at Lawson Software, Inc. where he held various positions from 2008 through 2011 such as Group Executive Vice President (“EVP”), EVP of General Industries and Senior Vice President (“SVP”) of Global Support and Maintenance. Prior to Lawson Software, Mr. Balmforth held senior leadership roles at PeopleSoft, Inc., Intelliden, Inc. Conexus Partners LLC, and Computervision/PTC Europe. Mr. Balmforth has over 20 years of experience in the software industry. Mr. Balmforth is an NEO.
Danielle L. Brogan, age 40, was appointed Controller and Chief Accounting Officer in September 2014. Ms. Brogan joined Spok with over 18 years of technical accounting experience. Previously, she served as the Vice President, Business Analysis and Support (2010-2014) at Primatics Financial, a software company serving the financial services industry. Prior to Primatics Financial, Ms. Brogan was a Controller at Valhalla Partners (2007-2010), a venture capital firm investing in technology companies. Her prior experience also included management positions as Director and Vice President at both CaptialSource and Allied Capital, respectively (2000-2007). She began her career as an auditor with KPMG LLP in the Washington, DC area. Ms. Brogan has a Bachelor in Science in Accounting and Classical Studies from Skidmore College in Saratoga Springs, New York.
Bonnie K. Culp-Fingerhut (“Ms. Culp”), age 63, was appointed EVP of Human Resources and Administration (“EVP, HR & Administration”) in October 2007. Ms. Culp was named SVP of Human Resources and Administration in November 2004 with the merger of Arch Wireless, Inc. (“Arch”) and Metrocall Holdings, Inc. (“Metrocall”), predecessor companies to Spok. She was SVP of Human Resources and Administration of Metrocall from November 1998 until November 2004. Ms. Culp has more than 25 years of experience in the human resources field with over 15 years of experience in the wireless messaging industry. Ms. Culp is an NEO.
Shawn E. Endsley, age 59, was appointed CFO of the Company and a director of Arch, a wholly owned subsidiary of the Company, in September 2011. Before his appointment as CFO, Mr. Endsley had been our Controller and Chief Accounting Officer from May 2005. Metrocall hired Mr. Endsley as Corporate Controller in June 2004. Prior to joining Metrocall, Mr. Endsley had over 20 years of experience in the telecommunications industry with financial or consulting positions at several publicly traded companies. These experiences included employment from 1989 to 1999 at Qwest Communications International Inc. and a predecessor company of LCI International, Inc., both domestic telecommunications providers, as well as employment from 1999 to 2001 at Global Telesystems, Inc. an international provider of communication services. Mr. Endsley provided consulting and forensic accounting support at a large telecommunications company from 2002 to 2004. Prior to his career in the telecommunications industry, Mr. Endsley was employed by Arthur Andersen LLP to provide accounting, auditing and consulting services to utility and communication companies in the United States. Mr. Endsley is an NEO.
Hemant Goel, age 52, was appointed Chief Operating Officer of Spok, Inc. in October 2014. Mr. Goel has global experience in healthcare information technology. Mr. Goel joined Spok, Inc. from Siemens Health Services (“Siemens”), where he was Vice President, Clinical Solution (2008-2014), with worldwide development responsibilities for the Clinical IT solutions business. In this position, he managed the organization’s operations, product portfolio, innovation and strategic growth. Mr. Goel also led a major software acquisition for Siemens. Before Siemens, Mr. Goel was Enterprise Vice President and General Manager, Radiology, Cardiology and Enterprise Imaging at Cerner Corporation (2001-2008), where he managed worldwide sales and development of this business unit. Previously, he was Senior Vice President, Business Development, Sales and Marketing at StorCOMM, Inc. (1999-2001), and, prior to that, served in various management positions at IMNET Systems, Inc., First Data Corporation and Unisys Corporation. Mr. Goel holds a Bachelor of Science degree in Mechanical Engineering from the Indian Institute of Technology in Kanpur, India, and a Master of Business Administration degree from the McColl School of Business at Queens University in Charlotte, North Carolina.
Thomas G. Saine, age 52, was appointed Chief Information Officer (“CIO”) in August 2008. Prior to his current position, Mr. Saine was the Chief Technology Officer (“CTO”) since October 2007. Mr. Saine rejoined Spok in August 2007 as Vice President (“VP”) of Corporate Technical Operations. Previously, Mr. Saine had served Metrocall as VP, Technology and Integration from November 2003 through June 2005. Mr. Saine was an independent consultant from July 2005 through November 2005 and was a Program Manager and Director of Programs with Northrop Grumman Corporation from December 2005 through August 2007. Prior to Mr. Saine’s employment with Metrocall in 2003, Mr. Saine had served as VP, Network Services and CTO of Weblink Wireless, Inc. from 2001 through 2003. Mr. Saine has over 20 years of operations, engineering and technology management experience. Mr. Saine currently serves on the Board of Spok Canada. Mr. Saine is an NEO.
Sharon Woods Keisling (“Ms. Woods”), age 46, was appointed Corporate Secretary of Spok in July 2007 and Treasurer in October 2008. She oversees Spok’s treasury operations, facilities and legal. Ms. Woods was named VP of Treasury Operations with the merger of Arch and Metrocall. Prior to this appointment, Ms. Woods held positions in Accounts Receivable and IT. Ms. Woods has over 25 years of experience in the communications industry. She received a Bachelor of Arts in Accounting from Kings College.

COMPENSATION DISCUSSION AND ANALYSIS - TABLE OF CONTENTS

INTRODUCTION	25
EXECUTIVE SUMMARY	25
Say on Pay Results and Stockholder Outreach	25
Compensation Philosophy	26
Company Financial Performance	26

STOCKHOLDER OUTREACH	30

EXECUTIVE COMPENSATION DESIGN	31
Objectives	31
Elements of Compensation	33
Compensation Policies and Risk Considerations	33
Relationship with Compensation Consultants	34

2014 EXECUTIVE COMPENSATION PROGRAM DECISIONS	35
Base Salary	35
All Other Compensation	36
Short – Term Incentive Compensation	36
Long – Term Incentive Compensation	39
Termination and Change of Control Arrangement	42

OTHER CONSIDERATIONS	42
Stock Ownership Guidelines and Prohibitions on Hedging and Pledging	42
Tax and Accounting Considerations	42
“Clawback” Policy Regarding Adjustment or Recovery of Compensation	43

COMPENSATION TABLES

Summary Compensation Table for 2014	44
All Other Compensation Table for 2014	45
Grants of Plan Based Awards During 2014	45
Outstanding Equity Awards at December 31, 2014	46
Payments upon Termination or Termination Due to Change in Control	46
Employment Agreement and Termination Arrangements – CEO	46
Employment Agreement and Termination Arrangements – President	50
Termination Arrangement – NEOs (Excluding the CEO and President)	53
Change in Control Arrangements - NEOs (Excluding the CEO and President)	54
Compensation Recovery Policy	56

COMPENSATION DISCUSSION AND ANALYSIS
INTRODUCTION
We will provide a detailed discussion of our executive compensation with a focus on the Compensation Committee’s decisions with respect to our NEO’s. Our NEOs in 2014 were:

NAME	POSITION
Vincent D. Kelly Shawn E. Endsley Colin M. Balmforth Bonnie K. Culp-Fingerhut Thomas G. Saine	President and Chief Executive Officer Chief Financial Officer President, Spok, Inc. Executive Vice President – Human Resource and Administration Chief Information Officer
EXECUTIVE SUMMARY
Say on Pay Results and Stockholder Outreach
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 provides stockholders with a non-binding advisory vote (“Say on Pay”) on the compensation of our NEOs as such compensation is disclosed in our annual proxy statement. We hold this vote annually. In 2014, of the votes cast, 52.0% voted against our NEO compensation on an advisory basis. In addition, the three directors on the Compensation Committee did not receive greater than 80% approval of the votes cast. In light of the results of the advisory vote, the Compensation Committee and management conducted stockholder outreach to obtain feedback on our NEO compensation practices (and other corporate matters). This stockholder outreach involved:

1)
Contacting the top 25 stockholders representing approximately 67% of the total shares outstanding as of the date of record for the 2014 annual meeting. Representatives of the Compensation Committee and management met with 7 individual stockholders representing approximately 37% of the total outstanding shares of record. The remaining 18 stockholders either declined to meet with our representatives or did not return our inquiries.

2)	Conducting an investor meeting for analysts and interested investors on November 20, 2014 in New York City.
A more detailed discussion of our stockholder outreach is included in the section “Stockholder Outreach” on page 30.
In response to the stockholder outreach the Compensation Committee made the following changes to our executive (including the NEOs) compensation practices:

1)	Revised future LTIP awards to be made annually for a multi-year performance period as opposed to a single award for one multi-year performance period;

2)	Increased the CEO’s minimum stock ownership guideline to 3 times the CEO’s annual salary;

3)	Established minimum stock ownership guidelines for all executive officers (including all NEOs except the CEO) at 1 times the executive officer’s annual salary;

4)	Prohibited executive officers (including the NEOs) from hedging or pledging shares of the Company’s stock; and

5)	Instituted a clawback policy regarding adjustment or recovery of compensation.

Compensation Philosophy
The compensation philosophy of our Company is intended to motivate executives to achieve Spok’s strategic goals and operational plans and attract and retain high quality talent while the Company transitions from a wireless centric customer base to a growing software centric critical communications customer base. This philosophy is supported by an executive compensation program centered on a pay-for-performance objective that aligns executive compensation with stockholder value. That philosophy is translated into the executive compensation program design based on the following principles.

COMPENSATION PRINCIPLES
Link all incentive portions of compensation to performance.
We believe that compensation levels should reflect performance. This is accomplished by:
•    Motivating, recognizing, and rewarding individual excellence;
•    Paying short-term cash bonuses based upon Company financial performance; and
•    Linking long-term compensation to our Company’s financial performance.
Maintain competitive compensation levels.
We strive to offer programs and levels of compensation that are competitive with those offered by companies of similar size in order to attract, retain and reward our executives including the NEOs.
Align management’s interests with those of stockholders.
We seek to implement programs that will retain the executives while increasing long-term stockholder value by providing competitive compensation and granting long-term equity-based incentives.

Company Financial Performance
With the acquisition of the software operations in 2011 the Company has begun a long-term transition from a declining wireless centric customer base to a growing software centric critical communications customer base. This means that until our software revenue growth exceeds the decline in our wireless revenue, total consolidated revenue will decline. This also means that operating cash flow (a non-GAAP financial measure) will also decline year over year until the Company successfully transitions to growth. Both consolidated revenue and operating cash flow (as defined by the Company), along with software bookings, have been identified by the Compensation Committee as key drivers of stockholder value during this transition.
In order to facilitate this transition we established our 2014 operating objectives and priorities that were outlined in our 2013 Annual Report. Our achievement against these operating objectives and priorities is outlined below.

2014 Operating Objectives and Priorities	2014 Achievement

1)    Grow our software revenue and operations bookings.
2)    Retain our wireless subscribers and revenue stream.
3)    Return capital to our stockholders.
4)    Seek long-term revenue growth through business diversification.

1)    Annual software revenue grew 12.5% over 2013. Software operation bookings grew 28.5% over 2013.
2)    Net Churn for wireless subscribers in 2014 was 8.7% versus 9.2% in 2013. Wireless revenue declined 11.4% in 2014 versus a decline of 11.3% in 2013.
3)    Cash dividends paid in 2014 were $10.8 million and common stock repurchases were $4.3 million.
4)    We investigated potential acquisition candidates but did not identify any candidates that met our screening criteria to provide stockholder value at a reasonable valuation.

We also announced our plan to return $26 million to stockholders in 2015 through a combination of dividends, common stock repurchases and/or special dividends.

The following graphs provide a summary of the Company’s financial performance since the acquisition of the software operations in March 2011. This summary also includes our 2014 achievements which support the Company’s long-term transition from a declining wireless centric customer base to a growing software critical communications customer base.
The following financial performance measures cover the four year period ended December 31, 2014 and demonstrates the Company’s performance during the long-term ongoing transition from a declining wireless centric customer base to a growing software centric critical communications customer base. These financial performance measures have been used by the Compensation Committee as performance criteria for the annual short-term incentive plan (“STIP”).
REVENUE
(IN MILLIONS)

CONSOLIDATED OCF*
(IN MILLIONS)

*Operating cash flow (“OCF”) is defined as operating income plus depreciation, amortization and accretion less capital expenditures. (All determined in accordance with U.S. Generally Accepted Accounting Principles, (“GAAP”.) OCF is a non-GAAP measure used as a measure of free cash flow.
SOFTWARE OPERATIONS BOOKINGS*
(IN MILLIONS)

*Software operations bookings represent contractual arrangements to provide software licenses, professional services and equipment sales. These contractual arrangements (bookings) represent future revenue.

FREE CASH FLOW ALLOCATION
(2011-2014 $ IN MILLIONS)

STOCKHOLDER OUTREACH
On an annual basis the compensation of our NEOs, as such compensation is disclosed in our annual proxy statement, is submitted to our stockholders for a non-binding advisory vote (“Say on Pay”). In 2014, 52.0% of the votes cast voted against our NEO compensation on an advisory basis. In light of the results of the advisory vote the Compensation Committee and your management conducted a stockholder outreach program to discuss and obtain feedback on our NEO compensation and other corporate matters.
For this stockholder outreach we:

1)
Contacted the top 25 stockholders representing approximately 67% of the total shares outstanding as of the date of record for the 2014 annual meeting. Seven (7) individual stockholder meetings were held representing approximately 37% of the total outstanding shares of record. The remaining 18 stockholders either declined to meet or did not respond to our inquiries, and

2)	Conducted an investor meeting for analysts and interested investors on November 20, 2014 in New York, New York.
For the individual investor meetings the Chair of the Compensation Committee, the CEO, the CFO and the Corporate Secretary and Treasurer attended. The agenda for the meetings requested feedback from stockholders and generally included the following additional content depending on the requests from the individual stockholder: (1) a review of the Company’s operations and results to date, (2) a discussion of the Company’s strategic direction outlining the Company’s transition from a declining wireless revenue base to a profitable growing critical communications business, and (3) a review of the Company’s compensation philosophy and its alignment with the Company’s strategic direction. In some cases the CEO was excused from the compensation discussions with individual stockholders. In responding to feedback on the Company’s compensation philosophy the Chair of the Compensation Committee described the elements of the Company’s compensation (see page 33).
Discussion of Performance Criteria – The Chair of the Compensation Committee also described the Compensation Committee’s rationale for the selection of the performance criteria for both the STIP and long-term incentive plan (“LTIP”). Given the Company’s long-term transition from a declining wireless revenue base to a growing critical communications base, the Compensation Committee determined that a focus on consolidated revenue, OCF (as defined by the Company) and software bookings would focus management on the key metrics supporting the generation of long-term stockholder value during the transition. Several stockholders inquired as to the Compensation Committee’s consideration of Total Shareholder Return (“TSR”) or Return on Invested Capital (“ROIC”) as compensation performance criteria. The Chair of the Compensation Committee acknowledged that TSR or ROIC were possible metrics; however, the Compensation Committee believed that TSR and ROIC were short-term oriented and that management should be focused on profitably guiding the Company to sustainable growth during this transition period. The Compensation Committee believed the identified criteria appropriately motivated management.
Compensation Practice Changes – Based on the stockholder feedback the Compensation Committee made the following changes to executive officer (including the NEOs) compensation practices:

1)	Revised future LTIP awards to be made annually for a multi-year performance period as opposed to a single award for a multi-year performance period;

2)	Increased the CEO’s minimum stock ownership guideline to 3 times the CEO’s annual salary;

3)	Established minimum stock ownership guidelines for all executive officers (including all NEOs except the CEO) at 1 times the executive officer’s annual salary;

4)	Prohibited executive officers (including the NEOs) from hedging and pledging shares of the Company’s stock; and

5)	Instituted a clawback policy regarding adjustment or recovery of compensation.

Selected stockholders also provided the Company with their views on Board diversity and Board tenure which was conveyed to the Nominating and Governance Committee.
EXECUTIVE COMPENSATION DESIGN
Objectives
The design of executive compensation has been made to consider the unique strategic situation of the Company using the compensation principles of our Compensation Philosophy. Our Company has been a public company since we were founded in November 2004 resulting from the merger of Metrocall and Arch, the two largest remaining independent paging companies in the United States. The merger allowed us to consolidate operations, reduce costs and create stockholder value including the return of $492.5 million through December 31, 2014 in the form of dividends and common stock repurchases. This merger also allowed for management of the declining wireless customer base to focus on the most profitable industry segments, primarily healthcare.
In an effort to capitalize on the valuable customer franchise from our wireless customer base in the healthcare industry segment we acquired Amcom Software, Inc. (“Amcom”) in 2011. Amcom provided critical communication solutions to customers in a variety of industries with a particular emphasis on healthcare. This common focus on the healthcare segment provided our Company with a unique opportunity. That unique opportunity allowed for transition from a declining wireless revenue stream to a growing critical communications software business while creating significant stockholder value during the transition. In essence the Company must profitably manage two revenue lines: 1) a declining wireless revenue stream and related subscribers and 2) a growing critical communications software business. We are engaged in a multi-year transition from a declining hardware based wireless company to a growing critical communications software company. These strategic considerations are important operational elements considered by the Compensation Committee in determining 2014 compensation for our executives including our NEOs.
For all of our executives, which include the NEOs, incentive compensation is intended to be based on the operating performance of the Company as a whole as determined by the Compensation Committee and ratified by the Board. The Compensation Committee believes that incentive compensation paid to executives should be closely aligned with the Company’s short-term and long-term performance; linked to specific, measurable results that create value for stockholders; and assist the Company in attracting and retaining key executives critical to long-term success.
In establishing compensation for executives, the Compensation Committee has the following objectives:

•	Attract and retain individuals of superior ability and managerial talent;

•	Ensure compensation performance criteria are aligned with our corporate strategies, business objectives and the long-term interests of our stockholders through profitable management of our transition;

•	Achieve key strategic and financial performance measures by linking incentive award opportunities to attainment of performance criteria in these areas; and

•
Focus executive performance on long-term stockholder value, as well as promoting retention of key staff, by providing a portion of total compensation opportunities in the form of direct ownership in our Company through performance-based RSUs that are payable in our common stock when such RSUs vest.

The following table highlights certain of our executive compensation practices that drive performance as well as those not implemented because we do not believe they would serve our stockholders’ interests.

What We Do	What We Don't Do
✓    Tie pay to performance by ensuring that all incentive plans for all executives, including NEOs, are performance based and at risk for 2014. 58% of CEO compensation was performance based and at risk.
✓    Provide termination and change-in-control agreements to all executives, including NEOs for retention and continuity in the case of a change-in control.
✓    Provide only minimal perquisites.
✓    Require stock ownership of all Executives, including NEOs and directors.
✓    Prohibit hedging and pledging of our stock for all executives and directors.
✓    Provide long-term incentive compensation that is 100% performance-based in the form of RSUs payable in common stock only upon the achievement of measurable pre-established performance criteria.
✓    Provide caps on potential payment of both short-term and long-term incentives with clawback provisions.

×    Do not have employment contracts with executives, at this time, except for agreements with our Chief Executive Officer and President that evidences their long-term commitment to the Company.
×    Do not provide excise tax gross-ups.
×    Do not provide significant additional benefits to executives that differ from those provided to all other employees.
×    Do not pay dividends on any unvested long-term incentive equity awards (“RSUs”). Dividend equivalent rights (“DERs”) are only payable on such RSUs to the extent the RSUs ultimately vest and are earned.

Elements of Compensation
The following chart summarizes the key pay elements for our executives including the NEOs. Each element is described in detail beginning on page 35 in the section “2014 Executive Compensation Program Decisions”.

(1)
The “At-Risk” compensation elements are based on incentive plans approved in advance by the Compensation Committee. Both the STIP and LTIP provide for non-payment or caps on potential payment of the awards if the pre-established performance criteria are not met or exceeded. Both the STIP and LTIP provide that if certain pre-established performance minimums are not met, no payment is made.

Compensation Policies and Risk Considerations
The Board, through the Compensation Committee, applies the same compensation policies and practices to all of our executives, including the NEOs. The two at-risk elements of our executive compensation program are the STIP and the LTIP awards. With respect to both the STIP and LTIP awards, the Compensation Committee establishes measurable performance criteria that is based on company-wide metrics such as consolidated revenue, OCF (defined as operating income plus depreciation, amortization and accretion, less capital expenditures; all determined in accordance with U.S. GAAP) and operations bookings (sales orders from customers for our software solutions). Determination of the payouts for the STIP and LTIP awards are measured against the pre-established Company-wide criteria. The Compensation Committee believes that this approach focuses each executive on overall measurable Company performance, minimizes the risk of conduct detrimental to the Company and retains the executive. The Compensation Committee also established policies that prohibited executives, including the NEOs, from hedging or pledging their shares of the Company’s common stock and instituted a clawback policy regarding adjustment or recovery of compensation. Such policies will also ameliorate risks associated with the Company’s compensation policies. We believe that our compensation policies and practices are not likely to have a material adverse impact on the Company.
Relationship with Compensation Consultants
In response to our negative advisory Say-On-Pay results in 2014 the Compensation Committee engaged compensation consultants, Hay, to assist the Compensation Committee in evaluating the executive compensation of the NEOs as well as the Company’s compensation policies. Hay was engaged to perform an assessment of executive compensation focused on:

•	Competitiveness of the executive compensation program relative to a proxy peer group on a target basis;

•	Pay mix (the weighting between base salary, short-term and long-term incentives) for the NEOs relative to the peer group; and

•	Prevalence of long-term incentive vehicles and practices within the peer group as well as the type of long-term incentives.
Hay reported directly and exclusively to the Compensation Committee and worked with members of our management only on matters for which the Compensation Committee is responsible. Moreover, Hay did not perform any other services for, or receive any other fees from, our Company or any of our subsidiaries other than in connection with the assessment of NEO compensation. As required by Item 407(e)(3)(4) of Regulation S-K and the NASDAQ listing standards, the Compensation Committee has considered certain factors relating to the Hay’s independence and has determined that its work has not given rise to any conflict of interest. Total fees paid to Hay in 2014 were less than $100,000.
Peer Group – The peer group consists of twenty similarly situated companies in both the wireless and software industries which represented a competitive market for executive talent, business and capital. Information from this peer group was used to assess NEO compensation for 2014.

The following peer groups was approved by the Compensation Committee (for use by Hay):

•    Consolidated Communications Holdings, Inc.;
•    NTELOS Holdings Cop.;
•    Iridium Communications Inc.;
•    Alaska Communications Systems Group, Inc.;
•    Cogent Communications Holdings, Inc.;
•    Shenandoah Telecommunications Company;
•    Atlantic Tele-Network, Inc.;
•    Medidata Solutions, Inc.;
•    CalAmp Corp.;
•    Merge Healthcare Incorporated;

•
Inteliquent Inc.;
•
Lumos Networks Corp.;
•
Computer Programs and Systems, Inc.;
•
Live Person, Inc.;
•
magicJack VocalTec Ltd.;
•
inContact, Inc.;
•
8x8, Inc.;
•
Boingo Wireless, Inc.;
•
Meru Networks, Inc.; and
•
Vocera Communications, Inc.

Hay analyzed both the elements and amounts of executive compensation for the NEOs in comparison to executive compensation in the peer group. Based on this analysis Hay recommended no changes to the elements of executive compensation (base salary, short-term incentive and long-term incentive). Hay determined that target total cash compensation (base salary plus short-term incentive compensation) was generally competitive with the peer group findings for all NEOs. In addition, Hay provided the Compensation Committee with recommendations on the form and amount of long-term incentives for all NEOs. The Compensation Committee reviewed the recommendations of Hay and took them into consideration for purposes of 2015 NEO compensation.
2014 EXECUTIVE COMPENSATION PROGRAM DECISIONS
The elements of compensation, all of which are discussed in greater detail below, include:

•	Base Salary;

•	All Other Compensation;

•	Short-Term Incentive Compensation;

•	Long-Term Incentive Compensation; and

•	Termination and Change-in-Control Arrangements.
Base Salary
The base salary element of our compensation program is designed to be competitive with compensation paid to similarly situated, competent and skilled executives.
As noted earlier, the Compensation Committee engaged Hay to review both the elements and amounts of executive compensation for NEOs. After consideration of Hay’s recommendations the Compensation Committee made no changes to NEO base salaries.
The base salaries paid to our NEOs are set forth in the Summary Compensation Table on page 44 in the Salary column.

All Other Compensation
We provide certain employee benefits and limited perquisites to our NEOs. In general except as noted below, the other elements of compensation are the same as offered to all other employees of the Company.
Perquisites – We provide a car to the CEO pursuant to his employment agreement.
Insurance Premiums – We paid for basic life insurance at the value of the NEO’s annual salary to a maximum of $250,000. This is available to all employees of the Company.
Company Contribution to Defined Contribution Plan – All Company employees are eligible to receive a Company contribution.
Spok Holdings, Inc. Savings and Retirement Plan (the “Plan”) is open to all Company employees working a minimum of twenty hours per week with at least thirty days of service. The Plan qualifies under Section 401(k) of the Internal Revenue Code (the “Code”). Under the Plan, participating employees may elect to voluntarily contribute a percentage of their qualifying compensation on a pretax or after-tax basis up to the annual maximum amounts established by the Code. The Company matches 50% of the employee’s contribution, up to 5% of each participant’s gross salary per pay period, or 50% of the employee’s annualized contribution up to $2,500, whichever is greater. There is a per-pay-period match on the 5% component and an end-of-year true up on the $2,500 component. Contributions made by the Company become fully vested three years from the date of the participant’s employment. Profit sharing contributions are discretionary. In 2014, 2013 and 2012, we made matching contributions in amounts equal to $29,387, $25,135 and $17,990, respectively, for the NEOs participating in the Plan as reflected in “All Other Compensation Table for 2014” in the “Compensation Tables” section on page 45.
Dividend Equivalent Rights (“DERs”) – Participants in the 2011 LTIP, including the NEOs, were entitled to accrue DERs on each RSU granted to the participant. Each DER represented the value of dividends paid on the Company’s common stock during the 2011 LTIP performance cycle. In 2014 the performance cycle for the 2011 LTIP was completed and the targeted awards were earned and the vested RSUs were paid in common stock of the Company in 2015. In addition, each participant, including the NEOs, was entitled to receive in cash the DERs accrued on the underlying RSUs. Payment of the DERs was made to each participant, including the NEOs, in 2015. If a participant voluntarily left the employ of the Company, the underlying DERs were forfeited along with forfeiture of the unvested RSUs.
Other Employee Benefits – We maintain broad-based benefits for all employees, including health, vision and dental insurance, disability insurance, paid time off and paid holidays. Executives (including NEOs) are eligible to participate in all of the employee benefit plans on the same basis as other employees with the exception of increased vacation accrual and eligibility for payout of that vacation accrual at time of termination.
Short-Term Incentive Compensation (“STIP”)
Our STIP is designed to motivate our executives and key employees (including the NEOs) and reward them with cash payments for achieving quantifiable, pre-established Company performance criteria.
Corporate Summary – From the formation of the Company in 2004 through 2011 the Company managed a declining wireless centric customer base that was characterized by declining consolidated revenue. Despite that declining revenue the Company had increased margins, provided steady cash dividends and made common stock repurchases. Starting in 2011 with the acquisition of Amcom the Company initiated a long-term transition from a declining wireless centric customer base to a growing critical communications software centric customer base. Until the software revenue growth exceeds the decline in our wireless revenue, total consolidated revenue will decline year over year. This also means that OCF (a non-GAAP financial measure) will also decline year over year until the Company successfully transitions to growth.
Prior to establishing the performance criteria for the STIP both the Board and the Compensation Committee reviews with management the Company’s long range plan (“LRP”). The LRP is a five year projection of the Company operations. (In 2013 the LRP covered the years 2014-2018.) This LRP was reviewed with the full Board at two meetings during the year. The Board discusses with management the Company’s operational priorities, strategic direction, budget assumptions including headcount, sales, capital expenditures, revenue growth, subscriber churn, maintenance retention and other elements that support the LRP. The Board also reviews a detailed narrative that encapsulates this process. The Board takes great care in setting performance criteria to ensure the performance criteria is robust and long-term focused. The annual budget for 2014 from which the STIP performance criteria are established results from the LRP.
During the transition period the Compensation Committee understands that the Company’s key performance criteria such as consolidated revenue and OCF will be lower than the prior year reflecting the strategic nature of the Company’s business. The Compensation Committee has established a higher performance level in 2014 for operations bookings as this performance criteria is focused on transitioning to the software centric portion of the customer base. Based on this understanding of the Company’s operations and plans as detailed in the LRP, the Compensation Committee identified the key performance criteria for the 2014 STIP that, in the considered judgment of the Compensation Committee, would support the Company’s capital allocation and long-term stockholder value creation.
STIP Performance Criteria – Based on the information from the LRP for 2014 the Compensation Committee approved the performance criteria of the 2014 STIP on December 6, 2013 to be effective January 1, 2014. The 2014 STIP was payable in cash, based upon separate pre-established performance criteria which included total consolidated revenue, software operations bookings and consolidated OCF.
The Compensation Committee selected the performance criteria for the STIP based on the following rationale:
Consolidated Revenue – As noted earlier the Company is in transition from a declining wireless centric revenue base to a growing software centric base as represented by software revenue. The Company’s operations require focus on both types of revenue. Until the Company accomplishes its transition to overall growth this performance criteria will necessarily reflect a reduction in revenue from the prior year. The performance criteria is measurable and focuses management on both a declining wireless revenue stream and a growing software revenue base. This performance criteria is readily reported and requires the coordination and cooperation of all management. The Compensation Committee believes this is a key element of stockholder value creation.
Software Operations Bookings – Software operations bookings represent contractual arrangements to provide software licenses, professional services and equipment sales. These contractual arrangements (bookings) represent future revenue. This performance criteria is measurable and focuses management on supporting the critical drivers for future growth and implementation of the transition to growth. This performance criteria is readily reportable and requires the coordination and cooperation of all management. As the Company accomplishes its transition to overall growth, this performance criteria will reflect an increase from the prior year. The Compensation Committee believes this is a key element of stockholder value creation.
Consolidated OCF – OCF is defined as operating income plus depreciation, amortization and accretion expense, less capital expense (all calculated in accordance with U.S. GAAP). This performance criteria is a non-GAAP measure of the free cash flow available to stockholders for dividends, stock repurchases, acquisitions and investments in the business. This performance criteria measures the Company’s ability to manage its operations profitably based on parameters established by the Board. Until the Company accomplishes its transition to overall growth this performance criteria will reflect a reduction from the prior year. This performance criteria is measurable    and readily reportable and requires the coordination and cooperation of all management for achievement. The Compensation Committee believes this is a key element of stockholder value creation.
The Compensation Committee believes that these three 2014 STIP performance criteria are key elements that support stockholder value creation and appropriately focused management on successfully transitioning the Company to growth.
Performance Criteria Establishment – Straight-line interpolation is used to determine payouts for STIP awards when 1) the actual performance is between the threshold performance target and target performance level and 2) the actual performance is between the target performance level and the maximum performance target. There is no STIP payout if achievement is below the threshold performance target. Payments under the STIP are contingent upon continued employment, though pro rata payments will be made in the event of death or disability based on actual performance at the triggering event date relative to targeted performance measures for each program. Further, if an executive’s employment is involuntarily terminated (other than for cause), the executive will be eligible to receive a pro rata payment, subject to the execution of an appropriate release and other applicable and customary termination procedures.
The threshold, target and maximum performance goals for each component of the performance criteria and the payouts that would have been provided under the 2014 STIP in the event of performance at each applicable level are set forth in the following tables.

Performance Criteria(2)	Relative Weight	Threshold Payout Against Target	Threshold Performance Level (In 000s)	Target Payout	Target Performance Level (In 000s)	Maximum Payout Against Target	Maximum Performance Level (In 000s)
OCF(1)	50%	75%	$28,432	100%	$35,540	125%	$42,648
Consolidated Revenue	25%	70%	$175,325	100%	$194,806	130%	$214,286
Operations Bookings	25%	75%	$35,406	100%	$39,340	125%	$43,274
Total	100%	73.75%		100%		126.25%

(1)	OCF is calculated as operating income plus depreciation, amortization and accretion less purchases of property and equipment (all determined in accordance with U.S. GAAP).

(2)
The Compensation Committee selected the performance criteria as key measures in determining stockholder value. The relative weight assigned to each performance measure reflects the judgment of the Compensation Committee as to the importance each measure has to stockholder value.

The amounts paid under the 2014 STIP were based on the following achievement against the pre-established performance criteria.

Performance Criteria	Relative Weight	Actual Performance (in 000s)	Actual Payout	Weighted Actual Payout
OCF	50%	$37,149	106.8%	53.4%
Consolidated Revenue	25%	$200,273	111.2%	27.8%
Operations Bookings	25%	$45,408	125.0%	31.3%
Total	100%			112.5%
The STIP for each NEO is based on a percentage of the NEO’s base salary. For the NEOs the percentage of base salary, the targeted payout and the actual payout were as follows:

NEO	STIP Percentage of Base Salary	Targeted Payout ($)	Actual Payout ($)
Vincent D. Kelly	100%	600,000	675,000
Shawn E. Endsley	75%	187,500	210,938
Colin M. Balmforth	75%	262,500	295,313
Bonnie K. Culp-Fingerhut	75%	151,939	170,931
Thomas G. Saine	75%	206,250	232,031

Long-Term Incentive Compensation (“LTIP”)
Our LTIP rewards eligible executives including the NEOs based on the future performance of our Company by providing equity awards for creating value for our stockholders. The goals of our long-term incentive program are to:

•	Ensure eligible executives including the NEOs financial interests are aligned with our stockholders interests;

•	Motivate decision making that improves financial performance of our critical communications business over the long-term particularly during this transition;

•	Recognize and reward superior financial performance of the Company; and

•	Provide a retention element to our compensation program.
These goals were used in establishing the 2011 LTIP performance criteria outlined below.
No additional long-term incentive compensation was granted in 2014 to eligible executives including the NEOs as 2014 was the final year in the four year performance period for the 2011 LTIP. The details on the 2011 LTIP are outlined below.
2011 LTIP AWARDS – VESTED ON DECEMBER 31, 2014; PAID IN 2015 – On March 15, 2011, the Compensation Committee adopted and the Board ratified the 2011 LTIP for eligible employees including NEOs based on performance criteria established by the Compensation Committee for the Company. During 2011 and 2012, our NEOs, other than Mr. Balmforth, participated in a prior long-term incentive program, the 2009 LTIP, which vested based on a performance cycle through December 31, 2012. Beginning in 2013 (or upon his hiring in 2012 for Mr. Balmforth) our NEOs commenced participation in the 2011 LTIP.
The 2011 LTIP provided eligible employees the opportunity to earn long term incentive compensation based on the Company’s attainment of certain financial goals as determined by the Compensation Committee and set forth in the 2011 LTIP during the period from January 2, 2011 and December 31, 2014 for the wireless operations and April 1, 2011 and December 31, 2014 for the software operations (collectively the “performance period”).
Management recommended and the Compensation Committee, in its sole discretion, selected employees to be participants in the 2011 LTIP and, in its sole discretion, determined the target awards that were earned by each 2011 LTIP participant. The Compensation Committee determined target awards based on a multiple of the 2011 STIP target award for each participant (or, with respect to participants selected to participate in the 2011 LTIP after the commencement of a performance period, the STIP target award for the year in which the participant commenced participation in the 2011 LTIP) or as otherwise determined by the Compensation Committee.
Under the terms of the 2011 LTIP, 100% of the target award is made in the form of RSUs granted under our 2004 and 2012 Equity Plans, subject to vesting as described below. (The 2004 and 2012 Equity Plans are fully described in our 2014 Annual Report.) Awards granted prior to May 16, 2012 were granted pursuant to our 2004 Equity Plan and awards granted on or after May 16, 2012 were granted pursuant to our 2012 Equity Plan. Additionally, participants are entitled to DERs with respect to the RSUs to the extent that any cash dividends or cash distributions (regular or otherwise) are paid with respect to our common stock during the performance period. The DERs are subject to the same vesting restrictions as the RSUs as to how the DERs are paid and are only paid to the extent the applicable performance criteria have been attained. Vested RSUs will be settled in the Company common stock and vested DERs will be paid in a lump sum cash payment with accrued interest, in each case, subject to income and employment tax withholding. The Compensation Committee believes that performance-based RSUs link long-term compensation to our Company’s operational and stock price performance as RSUs are earned only if pre-established performance goals are met and, if earned, are settled in shares of the Company’s common stock upon vesting.
Performance criteria under the 2011 LTIP, consisted of the Company achieving cumulative consolidated revenue of $827.6 million for the performance period with a minimum 2014 software revenue of $55.8 million and cumulative consolidated OCF of $207.1 million with a minimum consolidated OCF of $28.6 million for 2014. (For purposes of calculating OCF, severance, restructuring and impairment expenses are excluded.) Revenue and OCF were afforded equal weight in determining attainment of the performance criteria.
The 2011 LTIP awards provided that the award will vest and be paid only if the applicable performance criteria are achieved and will be forfeited if the performance criteria are not achieved. The 2011 LTIP does not provide any opportunity to earn awards greater than the target level and recipients of awards are not eligible to receive any partial award payments if the performance targets are achieved at a level of less than 100%. Participants will forfeit all rights with respect to RSUs and DERs awarded under the 2011 LTIP if they terminate with cause or voluntarily separate before the payment date. The 2011 LTIP awards were paid in March 2015 after filing our 2014 Annual Report with the SEC.

The following table details the achievement of the pre-established performance criteria that allowed for payment of the vested RSUs in common stock of the Company in March 2015 after filing our 2014 Annual Report with the SEC.

2011 LTIP Performance Criteria ($ in 000s):
	Target	Achievement
Cumulative Consolidated Revenue (2011 – 2014)(1)	$827,556	$866,468
Cumulative Consolidated Operating Cash Flow (2011 -2014)(2)	207,110	222,729
Minimum 2014 Software Revenue	55,767	67,871
Minimum 2014 Operating Cash Flow	28,569	38,644

(1)
Cumulative Consolidated Revenue includes software revenue for the period April 1, 2011 through December 31, 2014 and excludes the impact of any fair value write down of deferred revenue due to acquisition accounting.

(2)
OCF is defined as operating income plus severance and restructuring expenses, plus depreciation, amortization and accretion expenses less purchases of property and equipment all determined in accordance with U.S. GAAP.

We used the fair-value based method of accounting for the 2011 LTIP. Additional information on the 2011 LTIP can be found in the 2014 Annual Report under “Spok Holdings, Inc. Equity Incentive Plan”. The table below details the grants that were made pursuant to the 2011 LTIP for the NEOs, all of which were made in 2013, except with respect to Mr. Balmforth. The RSUs awarded under the 2011 LTIP vested on December 2014 based on the achievement of the pre-established performance goals. These awards were paid in March 2015.

NEO	Job Title	2011 LTIP Award ($)(1)	Number of RSUs(2)	Fair Value at Grant Date ($)(3)
Vincent D. Kelly	CEO	3,000,000	216,034	3,011,787
Shawn E. Endsley	CFO	281,250	24,079	270,166
Colin M. Balmforth	President	599,590	50,598	566,698
Bonnie K. Culp-Fingerhut	EVP-HR and Administration	227,908	19,512	297,857
Thomas G. Saine	CIO	309,375	26,487	297,184

(1)
The value of the initial 2011 LTIP award was based on a multiple of the respective NEO’s annual STIP target and was used to determine the number of RSUs to be awarded to the NEO. On July 23, 2013, the Compensation Committee and the Board granted an additional LTIP award to Mr. Kelly totaling $2,100,000.

(2)
The number of RSUs initially awarded to Mr. Kelly was 77,054 RSUs on January 23, 2013 and an additional 138,980 RSUs were awarded to Mr. Kelly on July 23, 2013 pursuant to his amended employment agreement.

(3)
The fair values of the initial RSUs awarded to Messrs. Kelly, Endsley, Saine and Ms. Culp were calculated at $11.22 per share, our closing stock price on the date of grant on January 23, 2013. The initial number of RSUs to be awarded was determined prior to the date of grant. The initial 2011 LTIP award was amortized ratably over 24 months for Messrs. Kelly, Endsley, Saine and Ms. Culp as compensation expense. The fair value of the additional RSUs awarded to Mr. Kelly was calculated at $15.45 per share, our closing stock price on the date of grant on July 23, 2013 and was amortized ratably over 18 months as compensation expense. The fair value of the RSUs awarded to Mr. Balmforth was calculated at $11.20 per share, our closing stock price on December 27, 2012. The 2011 LTIP award was amortized ratably over 28 months for Mr. Balmforth as compensation expense. The RSUs awarded under the 2011 LTIP vested on December 31, 2014, based on the achievement of the pre-established performance criteria and continued employment through that date.
Termination and Change of Control Arrangements
At this time, we do not have written employment agreements with our executives except for Mr. Kelly, our CEO, and Mr. Balmforth, President of our Operating Subsidiary. For purposes of retention the Compensation Committee believed that employment agreements with Messrs. Kelly and Balmforth were necessary. Mr. Balmforth entered into an employment agreement with the Company on June 17, 2014. We believe that providing severance to each of our executives including NEOs is an important retention tool and provides security to the executives with respect to their terms of employment. Our policies on severance are intended to provide fair and equitable compensation in the event of severance of employment. We did not pay or accrue any payments relating to termination of any NEO for the year ended December 31, 2014. For a detailed description of the termination and change-in-control provisions refer to “Payments Upon Termination or Termination Due to Change in Control” on page 46.
OTHER CONSIDERATIONS
Stock Ownership Guidelines and Prohibitions on Hedging and Pledging
The Compensation Committee established stock ownership guidelines under which all Executive Officers, including NEOs, are expected to hold common stock until his or her termination of employment in an amount equal to a multiple of salary, as determined by position. Based on our peer group analysis, our CEO is expected to hold 3 times his annual salary and at March 31, 2014 held 9 times his annual salary in shares of the Company’s common stock. Each Executive Officer is expected to hold 1 times their annual salary in shares of common stock. If the stock price declines, Executive Officers may hold the fixed number of shares based on the stock price at program commencement.
Stock ownership includes shares over which the executive has direct or indirect ownership or control, including RSUs. We expect executives to meet their ownership guidelines within 3 years of becoming subject to the guidelines (or 3 years from a subsequent promotion date and resulting increase in ownership requirements). As of December 31, 2014, all of our NEOs exceeded their stock ownership requirements.
We do not permit our Executive Officers to engage in hedging or pledging activities with respect to Company shares.
Tax and Accounting Considerations
In addition to our executive compensation objectives and design principles, we consider tax and accounting treatment when designing and administering our program. One important tax consideration is Code Section 162(m), which limits our ability to deduct (for tax purposes) compensation paid to any covered employee to $1.0 million annually. Covered employees include the principal executive officer and the Company’s next three highest paid executive officers, other than the Company’s principal financial officer.
The $1 million deduction limit does not apply, however, to “performance-based compensation” as that term is defined in the Code and the applicable regulations. The Compensation Committee recognizes the possibility that if the amount of the base salary and other compensation of an NEO exceeds $1 million, it may not be fully deductible for Federal income tax purposes. Our equity plans contains features that are intended to allow us to make awards of performance based compensation that will be deductible without regard to the Code’s $1 million deductibility cap. In future years, we may seek to structure STIP and LTIP awards for our CEO and other executive officers as “qualified performance based compensation” under the Code. However, the Compensation Committee may determine at any time to provide for the payment of amounts that will not be fully deductible by us and we have not historically sought to structure our incentive compensation programs as “performance-based compensation” for purposes of Code Section 162(m). In addition, due to various technical requirements relating to “performance-based compensation,” even with respect to compensation that we intend to constitute “performance-based compensation,” we cannot provide assurance that all such requirements will be met.
The Compensation Committee does not believe compensation decisions should be necessarily constrained by how much compensation is deductible for federal income tax purposes. As a result the Compensation Committee has authorized, and retains the discretion (in the exercise of its business judgment) to authorize, payments that may not be deductible if it believes that they are in the best interests of our stockholders. Such determinations include, for example, payment of a salary to an officer that exceeds $1.0 million, with the result that a portion of such officer’s salary exceeds the deductibility limit. Similarly, a covered officer’s compensation may exceed the $1.0 million deductibility limit due to other elements of annual compensation, such as vesting of certain RSUs, dividends or DERs paid on certain RSUs.
“Clawback” Policy Regarding the Adjustment or Recovery of Compensation
We have a “clawback” policy providing for the adjustment or recovery of compensation in certain circumstances. If the Board or the Compensation Committee determines that, as a result of a restatement of our financial statements, an executive received more compensation than would have been paid absent the incorrect financial statements, the Board or Compensation Committee may in its discretion, take such action as it deems necessary or appropriate to address the events that gave rise to the restatement and to prevent its recurrence. Such action may include, to the extent permitted by applicable law, requiring partial or full reimbursement of any bonus or other incentive compensation paid to the executive, causing the partial or full cancellation or adjustment of the future compensation of such executive and dismissing or taking legal action against the executive, in each case as the Board or the Compensation Committee determines to be in the best interests of the Company and our stockholders. Our RSU award agreements also include similar “clawback” provisions.

COMPENSATION TABLES
SUMMARY COMPENSATION TABLE FOR 2014
The following Summary Compensation Table includes the values for the elements of compensation detailed above. The Summary Compensation Table includes values for contingent compensation, such as unvested equity awards. The NEOs may never realize the value of certain items included under the column headed “Total” (as is the case in recent years), or the amounts realized may differ materially from the amounts listed in the Summary Compensation Table and related footnotes.
Summary Compensation Table for 2014

				Stock or RSU Awards		Non-Equity Incentive Plan Compensation
NEO	Job Title	Year	Salary ($)(1)	LTIP Awards ($)(2)	STIP Awards ($)	STIP Awards ($)(3)	LTIP Awards ($)	All Other Compensation ($)(4)	Total Compensation ($)
Vincent D. Kelly		2014	600,000	—	—	675,000	—	209,926	1,484,926
	CEO	2013	600,000	3,011,787	—	644,400	—	27,102	4,283,289
		2012	600,000	—	538,790	538,800	900,000	486,706	3,064,296
Shawn E. Endsley		2014	250,000	—	—	210,938	—	31,611	492,552
	CFO	2013	250,000	270,166	—	201,375	—	6,923	728,464
		2012	210,577	—	—	143,257	188,708	94,999	637,541
Colin Balmforth(5)	President	2014	350,000	—	—	295,313	—	57,650	702,963
		2013	350,000	—	—	281,925	—	6,863	638,788
Bonnie K. Culp-Fingerhut(6)	EVP, HR & Administration	2014	202,585	—	—	170,931	—	24,113	397,629

Thomas G. Saine		2014	275,000	—	—	232,031	—	33,539	540,570
	CIO	2013	275,000	297,184	—	245,231	—	6,863	824,278
		2012	275,000	—	—	185,213	309,375	163,576	933,164

(1)	Amounts shown represent base salaries earned for the applicable year.

(2)
The fair values of the initial RSUs awarded in 2013 to Messrs. Kelly, Endsley and Saine were calculated at $11.22 per share, our closing stock price on the date of grant on January 23, 2013 were amortized over 24 months (January 2013 through December 2014). The fair value of the additional RSUs awarded to Mr. Kelly was calculated at $15.45 per share, our closing stock price on the date of grant on July 23, 2013 and the award was amortized over 18 months (July 2301 through December 2014). Mr. Balmforth was awarded RSUs under the 2011 LTIP in September 2012 but he was not considered a NEO in 2012.

(3)
Amounts shown represent the compensation expense for the portion of the annual STIP awards paid in cash. For 2014 and 2013, all STIP payments were made 100% in cash. For 2012 all STIP payments for our NEOs were paid in cash, except that pursuant to his employment agreement, Mr. Kelly received 50% of his annual STIP award in shares of the Company’s common stock. In 2012 Mr. Endsley received a prorated amount of the 2012 STIP targeted increase based on his salary increase in 2012.

(4)	Additional information is provided in the “All Other Compensation” table below.

(5)	Mr. Balmforth was hired on September 19, 2012 and became an NEO in 2013.

(6)	Ms. Culp was hired on September 2, 1997 and became an NEO in 2014.

ALL OTHER COMPENSATION TABLE FOR 2014

The following table summarizes all other compensation for the NEOs for the years ended December 31, 2014, 2013 and 2012:
All Other Compensation Table for 2014

NEO	Job Title	Year	Perquisites($)(1)	Insurance Premiums($)	Company Contribution to Defined Contribution Plans ($)	Dividend Equivalent Rights ($)(2)	Total ($)
Vincent D. Kelly	CEO	2014	21,088	1,032	6,500	181,306	209,926
		2013	20,239	488	6,375	—	27,102
		2012	23,101	170	6,250	457,185	486,706
Shawn E. Endsley	CFO	2014	—	1,032	6,500	24,079	31,611
		2013	—	913	6,010	—	6,923
		2012	—	170	5,490	89,339	94,999
Colin Balmforth	President	2014	—	552	6,500	50,598	57,650
		2013	—	488	6,375	—	6,863
Bonnie K. Culp-Fingerhut	EVP, Human Resources and Administration	2014	—	1,212	3,387	19,514	24,113
Thomas G. Saine	CIO	2014	—	552	6,500	26,487	33,539
		2013	—	488	6,375	—	6,863
		2012	—	170	6,250	157,156	163,576

(1)	All perquisite amounts shown in the table were for car allowances.

(2)
The 2009 and 2011 LTIPs provided that the participants (including NEOs) were entitled to receive payment in cash of the dividend equivalent rights (DERs) on RSUs granted under the 2009 and 2011 LTIPs. Payment for the DERs was made in 2013 and 2015 after completion of the 2012 and 2014 annual audits, respectively, and filing of the 2012 and 2014 Annual Reports, respectively, with the SEC.

(3)	Mr. Balmforth was not an NEO in 2012.

(4)	Ms. Culp was not an NEO in 2012 or 2013.

GRANTS OF PLAN-BASED AWARDS DURING 2014
The following table sets forth the estimated possible non-equity (cash based) incentive plan awards that were granted to the NEOs in 2014. No stock options or equity awards were granted in 2014 to the NEOs.
Grants of Plan-Based Awards for 2014

NEO	Job Title	Award	% of Base Salary	Threshold Payout ($)	Target Payout ($) (1)	Maximum Payout ($)
Vincent D. Kelly	CEO	2014 STIP	100%	442,500	600,000	757,500
Shawn E. Endsley	CFO	2014 STIP	75%	138,281	187,500	236,719
Colin Balmforth	President	2014 STIP	75%	193,594	262,500	331,406
Bonnie Culp-Fingerhut	EVP, HR & Administration	2014 STIP	75%	112,055	151,939	191,823
Thomas G. Saine	CIO	2014 STIP	75%	152,109	206,250	260,391

(1)	Amounts represented the cash awards under the 2014 STIP for the NEOs. The actual payments were 112.5% of the eligible 2014 STIP target award.
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014
At December 31, 2014, the following RSUs are outstanding for the NEOs:
Outstanding Equity Awards at December 31, 2014

		Equity Incentive Plan Awards:
NEO	Job Title	Number of Unearned RSUs That Have Not Vested (#)(1)	Market or Payout Value of Unearned RSUs That Have Not Vested ($)(2)
Vincent D. Kelly	CEO	216,034	3,750,350
Shawn E. Endsley	CFO	24,079	418,011
Colin Balmforth	President	50,598	878,381
Bonnie Culp-Fingerhut	EVP, HR & Administration	19,512	338,728
Thomas G. Saine	CIO	26,487	459,814

(1)	The RSUs were awarded under the 2011 LTIP on January 22, 2014, except for RSUs awarded to Mr. Balmforth in September 2012 upon his employment with the Company.

(2)
Market or payout values of the unvested RSUs were based on our closing stock price at December 31, 2014 of $17.36. The RSUs are convertible into shares of the Company’s common stock if the pre-established performance goals of the 2011 LTIP are achieved. The performance period of the 2011 LTIP was completed on December 31, 2014. The payment of the 2014 RSUs was made after the 2014 annual audit had been completed and the 2014 Annual Report had been filed with the SEC and the Compensation Committee determined the performance criteria had been attained.

PAYMENTS UPON TERMINATION OR TERMINATION DUE TO CHANGE IN CONTROL
We believe that providing severance to each of our executive including NEOs is an important retention tool and provides security to the executives with respect to their terms of employment. Our policies on severance are intended to provide fair and equitable compensation in the event of involuntary termination of employment without cause. We did not pay or accrue any payments relating to termination for the NEOs for the year ended December 31, 2014.
Employment Agreement and Termination Arrangements – CEO
Mr. Kelly entered into an employment agreement with our Company on November 16, 2004, as amended on October 30, 2008; March 16, 2011; and July 29, 2013. The initial term of agreement ended on November 15, 2007, but was automatically renewed for an additional one-year period, in accordance with the terms of the agreement. In October 2008, the Compensation Committee renegotiated the CEO’s employment agreement. Following the renegotiation, the CEO’s employment agreement was amended and restated on October 30, 2008 to commence on November 16, 2008 and end on December 31, 2012, without a provision for automatic renewal.
On March 16, 2011, the Compensation Committee amended the employment agreement between our Company and Mr. Kelly. The changes to Mr. Kelly’s previously disclosed employment agreement, dated October 30, 2008, were: (i) an extension of the term of the agreement from December 31, 2012 to

December 31, 2014; (ii) an expansion of the two-year, post termination non-compete provision to cover mission critical communications software in connection with our acquisition of Amcom and (iii) deletion of a provision that provided a gross-up payment should an excise tax apply to a severance award upon termination following a change in control of the Company. There were no changes to the base salary or annual bonus terms.
On July 29, 2013, for purposes of retention, the Compensation Committee further amended the employment agreement between our Company and Mr. Kelly. The changes to Mr. Kelly’s previously disclosed employment agreement dated March 16, 2011 were: (i) an extension of the term of the agreement from December 31, 2014 to December 31, 2017; (ii) a change in the annual bonus target from 200% of Mr. Kelly’s base salary to 100% of Mr. Kelly’s base salary with the annual bonus payable in cash; and (iii) addition of a long-term equity incentive provision that provides for the award of additional equity or equity-based compensation under such plans existing at the time in an amount equal to not less than $6,600,000 in the aggregate (which amount is intended to represent the sum of (a) $1,050,000 for each of calendar years 2013 and 2014 and (b) $1,500,000 for each of calendar years 2015, 2016 and 2017) subject in each case to Mr. Kelly’s continued employment with the Company through the applicable date of grant. There was no change to Mr. Kelly’s base salary.
Under the amended and restated employment agreement, Mr. Kelly receives a stated annual base salary of $600,000 and is eligible to participate in all of our benefit plans, including fringe benefits available to our senior executives, as such plans or programs are in effect from time to time, and use of an automobile. The Board shall review Mr. Kelly’s base salary annually and may increase, but not decrease, the amounts of his base salary. In addition to base salary, Mr. Kelly is eligible for an annual STIP compensation target equal to 100% of base salary based on achievement of certain performance targets set by the Board or a committee thereof; provided that Mr. Kelly is employed by the Company on December 31 of the applicable calendar year and he has not voluntarily terminated his employment in the Company prior to the date such annual STIP is payable. As provided in the July 29, 2013 amendment to his employment agreement, the annual STIP compensation shall be payable in cash.
Under the amended and restated employment agreement, we are no longer obligated to pay to Mr. Kelly a gross-up payment for any payment received or to be received by Mr. Kelly in connection with his termination of employment or contingent upon a change in control of the Company that is subject to any excise tax.
The amended and restated employment agreement contains a covenant restricting Mr. Kelly from soliciting and hiring employees of the Company and its subsidiaries (both wireless and software businesses) and from competing against the Company and its subsidiaries (both wireless and software businesses) during Mr. Kelly’s employment and for a period of two years after the date of termination (as defined in the employment agreement) for any reason.
Under the amended and restated employment agreement, we may terminate such agreement with 30 days written notice at any time if Mr. Kelly is disabled (as defined in the employment agreement) for a period of six months or more; at any time with “cause” (as defined in the employment agreement); and at any time without cause upon notice from the Company. Mr. Kelly may terminate such agreement with our Company at any time upon 60 days written notice to the Company. Furthermore, the employment agreement may be terminated by mutual agreement of the parties and shall automatically terminate upon Mr. Kelly’s death.
Disability. The employment agreement provides that in the event of disability until the termination date, following the use of all accrued sick and personal days, we shall pay Mr. Kelly:

(1)	A disability benefit equal to 50% of the base salary during the disability period;

(2)	All other unpaid amounts under any Company fringe benefit and incentive compensation programs, at the time such payments are due;

(3)
An amount equal to the product of (i) the number of years (and/or fraction thereof) remaining in the term of the employment agreement as of the date of termination, times (ii) the full base salary then in effect payable within 45 days after the date of termination; and

(4)
An amount equal to the product of (i) a fraction based on the prorated number of days earned in the calendar year as of the date of termination, times (ii) the annual STIP target amount payable within 45 days after the date of termination.

Any payments made to Mr. Kelly during the disability period shall be reduced by any amounts paid or payable to him under our disability benefit plans.
Death. The employment agreement provides that upon death, Mr. Kelly’s estate will be entitled to:

(1)	Base salary through the date of death;

(2)	All other unpaid amounts under any Company fringe benefit and incentive compensation programs, at the time such payments are due;

(3)
An amount equal to the product of (i) the number of years (and/or fraction thereof) remaining in the term of the employment agreement as of the date of death, times (ii) the full base salary then in effect payable within 45 days after the date of death; and

(4)
An amount equal to the product of (i) a fraction based on the prorated number of days earned in the calendar year as of the date of death, times (ii) the annual STIP target amount payable within 45 days after the date of termination.

Termination without Cause or For Good Reason. The employment agreement provides that upon a termination of employment, either by the Company without cause or by Mr. Kelly for good reason, he will be entitled to:

(1)	Base salary through the date of termination payable within 10 business days;

(2)	All other unpaid amounts under any Company fringe benefit and incentive compensation programs, at the time such payments are due;

(3)
An amount equal to the product of (i) the greater of (x) two years or (y) the number of years (and/or fraction thereof) remaining in the term of the employment agreement as of the date of termination, times (ii) the full base salary then in effect payable within 45 days after the date of termination;

(4)	An amount equal to the annual STIP target for the calendar year in which the termination occurs, payable within 45 days after the date of termination;

(5)
An amount equal to the product of (i) a fraction based on the prorated number of days earned in the calendar year as of the date of termination, times (ii) the annual STIP target amount payable within 45 days after the date of termination;

(6)
Reimbursement of the cost of continued group health plan benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for 18 months, to the extent elected by the CEO and to the extent the CEO is eligible and subject to the terms of the plan and the law;

(7)	Reimbursement for expenses reasonably incurred by Mr. Kelly in securing outplacement services through a professional person or entity of his choice, subject to the approval of the

Company, at a level commensurate with Mr. Kelly’s position, for up to one year commencing on or before the one-year anniversary of the date of termination at his election, not to exceed $35,000; and

(8)	Full vesting of any unvested equity awards.
Assuming that the termination occurred on December 31, 2014 and our closing stock price at December 31, 2014 was $17.36, the targeted payments to the CEO are set forth in the following table:

Vincent D. Kelly CEO	Disability ($)(1)	Death ($)	Termination without Cause or For Good Reason ($)(2)
Other Income(3)	175,000	—	—
Salary Benefit(4)	1,800,000	1,800,000	1,800,000
Life Insurance(5)	N/A	250,000	N/A
Accrued Vacation Pay(6)	362,846	327,964	327,694
Health Benefits(7)	—	—	25,087
2014 STIP (8)	600,000	600,000	1,200,000
2011 LTIP (9)	3,750,350	3,750,350	3,750,350
All Other Compensation(10)	181,306	181,306	216,306
Total	6,944,502	6,984,621	8,121,015

(1)	For purposes of the Disability benefits, Mr. Kelly was assumed to be disabled on June 1, 2014 with a termination date of December 31, 2014.

(2)
Under the amended and restated employment agreement dated March 16, 2011, we are no longer obligated to pay to Mr. Kelly a gross-up payment for any payment received or to be received by Mr. Kelly in connection with his termination of employment or contingent upon a change in control of the Company that is subject to any excise tax.

(3)
This amount assumed Mr. Kelly has been paid his pro rata base salary from January 1, 2014 through December 31, 2014 under the “Death” and “Termination without Cause or For Good Reason” scenarios. The payment to Mr. Kelly under “Disability” scenario included Mr. Kelly’s accrued sick and personal days as of May 31, 2014.

(4)	These amounts represented the relevant payments of base salary through the contract date (December 31, 2017) pursuant to Mr. Kelly’s employment agreement.

(5)	This represents a standard benefit available to all employees.

(6)
This payment was based on accrued vacation hours at May 31, 2014 under the “Disability” scenario and at December 31, 2014 under the “Death” and “Termination without Cause or For Good Reason” scenarios. This is pursuant to Mr. Kelly’s employment agreement and the vacation policy for NEOs.

(7)
This was the cost of continuation of health benefits provided to Mr. Kelly. At his expense, Mr. Kelly or his beneficiary is entitled to continuation of health coverage pursuant to COBRA under the “Disability” or “Death” scenario. The amount reflected in the table under “Termination without Cause or For Good Reason” scenario represented cost of continuation of health benefits provided to Mr. Kelly for 18 months.

(8)	The Company performance for 2014 resulted in an STIP payout of 112.5% for all eligible participants.

(9)	Pursuant to the terms under the 2011 LTIP, Mr. Kelly was entitled to 100% of the target award under the 2011 LTIP. The total RSUs awarded to Mr. Kelly under the 2011 LTIP was 216,034 RSUs.

(10)
Amounts reflected under the “Disability” and “Death” scenarios consisted of the prorated cash dividends earned through December 31, 2014 (excluding interest earned) for the RSUs awarded to Mr. Kelly under the 2011 LTIP. The amount reflected under “Termination without Cause or For Good Reason” scenario consisted of the maximum reimbursement for outplacement services of $35,000 and the prorated dividends earned through December 31, 2014 (excluding interest earned) for the RSUs awarded to Mr. Kelly under the 2011 LTIP.

Employment Agreement and Termination Arrangements – President
On June 17, 2014 (the “Effective Date”), the Company entered into an employment agreement (the “President’s Employment Agreement”) with Mr. Balmforth, by which Mr. Balmforth shall be employed by Spok, Inc., a wholly owned subsidiary of the Company (the “Subsidiary”). The President’s Employment Agreement has a three year term, which commences on the Effective Date and ends on June 16, 2017.
Under the President’s Employment Agreement, Mr. Balmforth receives a stated annual base salary of $350,000 and is eligible to participate in all of the Company’s and Subsidiary’s benefit plans, including fringe benefits available to senior executives, as such plans or programs are in effect from time to time. The Board or a committee thereof shall review Mr. Balmforth’s base salary annually and may increase, but not decrease, the amount of his base salary. In addition to base salary, Mr. Balmforth is eligible for an annual STIP compensation target payment equal to 75% of base salary based on achievement of certain bonus targets set by the Board or a committee thereof; provided that Mr. Balmforth is employed by the Subsidiary, the Company or any Company Affiliate on December 31 of the applicable calendar year and he has not voluntarily terminated his employment prior to the date such annual STIP is payable. Mr. Balmforth is eligible to participate in an equity incentive plan at a level commensurate with his position as determined by the Board or the Compensation Committee.
Under the President’s Employment Agreement, we are not obligated to pay Mr. Balmforth a gross-up payment for any payment received or to be received by Mr. Balmforth in connection with his termination of employment or contingent upon change in control of the Company that is subject to any excise tax.
The President’s Employment Agreement contains covenants restricting Mr. Balmforth from soliciting customers, suppliers or business contacts of the Company or its Affiliates, hiring employees or contractors of the Company or its Affiliates and from competing against the Company or its Affiliates during Mr. Balmforth’s employment for a period of two years after the termination of Mr. Balmforth’s employment for any reason.
Under the President’s Employment Agreement, the Company may terminate such agreement with 10 days written notice at any time without “cause” (as defined in the President’s Employment Agreement) or if Mr. Balmforth is “disabled” (as defined in the President’s Employment Agreement); and at any time with cause upon immediate written notice from the Company. Mr. Balmforth may terminate such agreement at any time upon 10 days written notice to the Company. Furthermore, the Employment Agreement shall automatically terminate upon Mr. Balmforth’s death.
Disability. The President’s Employment Agreement provides that in the event of disability until the termination date, following the use of all accrued sick days, we shall pay Mr. Balmforth:

(1)	A disability benefit equal to 50% of the base salary during the disability period;

(2)	All other unpaid amounts, if any, under any Company fringe benefit and incentive compensation programs, at the time such payments are due;

(3)	The full base salary from the termination date through the end of the President’s Employment Agreement payable within 65 days after the date of termination;

(4)
An amount equal to the product of (i) a fraction based on the prorated number of days earned in the calendar year as of the date of termination times (ii) the annual STIP target amount payable within 65 days after the date of termination; and

(5)
Any long-term incentive plan awards and if such long-term incentive plan awards are subject to vesting upon satisfaction of performance goals or objectives, Mr. Balmforth will continue to participate in such long-term incentive plan such that if such performance goals or objectives are satisfied such awards will be paid at the same time as similarly vested awards are paid to other participants.
Any Payments made to Mr. Balmforth shall be reduced by any amounts paid or payable to him under our disability plans (unless such disability plans have reduced benefits thereunder by the amount paid to Mr. Balmforth during this disability period).
Death. The President’s Employment Agreement provides that upon death, we shall pay Mr. Balmforth’s estate:

(1)	Base salary through the date of death;

(2)	All other unpaid amounts, if any under any Company fringe benefit and incentive compensation programs, at the time such payments are due;

(3)
An amount equal to the product of (i) the number of years (and/or fraction thereof) remaining in the term of the President’s Employment Agreement as of the date of death, times (ii) the full base salary then in effect payable within 45 days after the date of death;

(4)
An amount equal to the product of (i) a fraction based on the prorated number of days earned in the calendar year as of the date of death, times (ii) the annual STIP target amount payable within 45 days after date of death; and

(5)
Any long-term incentive plan awards and if such long-term incentive plan awards are subject to vesting upon satisfaction of performance goals or objectives, Mr. Balmforth will continue to participate in such long-term incentive plan such that if such performance goals or objectives are satisfied, such awards will be paid to Mr. Balmforth’s estate at the same times as similarly vested awards are paid to other participants.

Termination without Cause or For Good Reason. In the event that Mr. Balmforth’s employment is terminated without cause or is terminated by Mr. Balmforth for “good reason” (as defined in the President’s Employment Agreement), then, pursuant to the President’s Employment Agreement, Mr. Balmforth will be entitled to:

(1)	Base salary through the termination date (as defined in the President’s Employment Agreement);

(2)	All other unpaid amounts under any Company employee benefit, fringe benefit or incentive compensation programs, at the time such payments are due;

(3)
An amount equal to the product of (i) the greater of (x) two years or (y) the number of years (and fraction thereof) remaining in the term of the President’s Employment Agreement as of the notice of termination, times (ii) the full base salary then in effect;

(4)	An amount equal to the annual STIP target for the calendar year in which the termination occurs;

(5)
An amount equal to the product of (i) the annual bonus for the year prior to the calendar year in which the termination occurs, times (ii) a fraction the numerator of which is the number of days in that calendar year to and including the date of termination and the denominator is 365;

(6)
Reimbursement of the cost of continued group health plan benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to the extent elected by Mr. Balmforth and to the extent Mr. Balmforth is eligible and subject to the terms of the plan and the law, plus an additional amount, such that the net amount retained by Mr. Balmforth, after deduction of any applicable taxes, shall be equal to the reimbursement amount;

(7)
Reimbursement for expenses reasonably incurred by Mr. Balmforth in securing outplacement services through a professional person or entity of his choice, subject to the approval by the Company, at a level commensurate with Mr. Balmforth’s position, for up to one year commencing on or before the one-year anniversary of the termination date at his election, not to exceed $35,000; and

(8)
Continued participation under any long term equity incentive plan with respect to any awards granted to Mr. Balmforth prior to his termination with the Company or any Company Affiliate which awards are subject to vesting upon satisfaction of incentive or performance goals or objectives established by the Board or Compensation Committee, and which, if subsequently vested, shall be distributed to Mr. Balmforth (subject to applicable withholding) at the time similarly vested awards are distributed to other executives of the Company.

Assuming that the termination occurred on December 31, 2014 and based on our closing stock price at December 31, 2014, which was $17.36, the targeted payments to the President are set forth in the following table:

Colin Balmforth President	Disability ($)(1)	Death ($)	Termination without Cause or For Good Reason ($)
Other Income(2)	86,154	—	—
Salary Benefit(3)	862,055	862,055	862,055
Life Insurance(4)	N/A	250,000	N/A
Accrued Vacation Pay(5)	27,735	34,983	34,983
Health Benefits(6)	—	—	21,751
2014 STIP (7)	262,500	262,500	787,500
2011 LTIP (8)	878,381	878,381	878,381
All Other Compensation(9)	56,930	56,930	91,930
Total	2,206,567	2,377,661	2,676,600

(1)	For purposes of the Disability benefits, Mr. Balmforth was assumed to be disabled on October 1, 2014 with a termination date of December 31, 2014.

(2)
This amount assumed Mr. Balmforth has been paid his pro rata base salary from January 1, 2014 through December 31, 2014 under the “Death” and “Termination without Cause or For Good Reason” scenarios. The payment to Mr. Balmforth under “Disability” scenario included Mr. Balmforth’s accrued sick and personal days as of September 30, 2014.

(3)	These amounts represented the relevant payments of base salary through the contract date (June 17, 2017) pursuant to Mr. Balmforth’s employment agreement.

(4)	This represented a standard benefit available to all employees.

(5)
This payment was based on accrued vacation hours at September 30, 2014 under the “Disability” scenario and at December 31, 2014 under the “Death” and “Termination without Cause or For Good Reason” scenarios. This is pursuant to Mr. Balmforth’s employment agreement and the vacation policy for NEOs.

(6)
This was the cost of continuation of health benefits provided to Mr. Balmforth. At his expense, Mr. Balmforth or his beneficiary is entitled to continuation of health coverage pursuant to COBRA under the “Disability” or “Death” scenario. The amount reflected in the table under “Termination without Cause or For Good Reason” scenario represented cost of continuation of health benefits provided to Mr. Balmforth for 18 months.

(7)	The Company performance for 2014 resulted in an STIP payout of 112.5% for all eligible participants.

(8)	Pursuant to the terms under the 2011 LTIP, Mr. Balmforth was entitled to 100% of the target cash award under the 2011 LTIP. The total RSUs awarded to Mr. Balmforth under the 2011 LTIP was 50,598 RSUs.

(9)
Amounts reflected under the “Disability” and “Death” scenarios consisted of the prorated cash dividends earned through December 31, 2014 (excluding interest earned) for the RSUs awarded to Mr. Balmforth under the 2011 LTIP. The amount reflected under “Termination without Cause or For Good Reason” scenario consisted of the maximum reimbursement for outplacement services of $35,000 and the prorated dividends earned through December 31, 2014 (excluding interest earned) for the RSUs awarded to Mr. Balmforth under the 2011 LTIP.

Termination Arrangements – NEOs (Excluding CEO and President)
The Company employed Mr. Endsley pursuant to an offer letter dated May 17, 2004 in the role of Corporate Controller. On September 30, 2010, Mr. Endsley was promoted to CFO. The offer letter contained a provision restricting Mr. Endsley from competing against our Company during the severance period. Mr. Endsley is employed at will with no separate arrangement other than the severance benefits outlined in the Company’s Severance Agreements.
Mr. Saine and Ms. Culp are employed at will with no separate arrangement other than the severance benefits outlined in the Company’s Severance Agreements.
Effective November 17, 2004, amended on March 14, 2011 and further amended on December 31, 2012, the Company maintains specific Severance Agreements for all Executive Officers, including the NEOs (excluding the CEO and President) for the purpose of providing severance payments and benefits upon a termination of the executive’s employment without “cause” or, following the occurrence of a change in control, a termination of the executive’s employment without cause or a resignation of the executive’s employment for “good reason” as defined in the Severance Agreements.
Termination without Cause.  Under the terms of the Severance Agreements, the executives (excluding the CEO and President) would be entitled to the following severance benefits upon a termination without cause occurring prior to a change in control, subject to their executing a release of claims.

(1)
Continued payment of base salary for a minimum of twenty-six (26) weeks, plus an additional two weeks for each year of service, up to a combined maximum of fifty-two (52) weeks (the “Severance Period”);

(2)
Continued group health plan benefits in accordance with COBRA. Under the Severance Agreements, COBRA coverage will be provided to NEOs at the discounted employee rate for a maximum period of twenty-six (26) weeks; and at the end of such period, the NEOs are able to continue their COBRA coverage but they will be fully responsible for the entire COBRA premium amount; and

(3)	Prorated portion of the target award under the annual STIP for the calendar year in which the termination occurred based upon the length of employment in that calendar year.
The benefits mentioned above are subject to certain post-employment restrictions (principally execution of a release of claims and satisfaction of non-compete obligations) and other terms and conditions set forth in the Severance Agreements. All severance payments are subject to the applicable Federal, state and local taxes. In the event of death prior to the completion of all payments, the remaining payments shall be made to the executive’s beneficiary.
In accordance with the terms of the 2011 LTIP, if the participants (including NEOs but not the CEO and President) are terminated without cause, they are entitled to a prorated award beginning on January 1, 2012, provided the performance targets have been met as follows:

•
Prorated portion of 100% of the target award for cash and equity awards, including DERs (if any) paid with accrued interest in cash with respect to the vested RSUs, based on the number of days the participant was continuously employed from January 1, 2011 through the termination date divided by the total number of days in the performance period. In the event of a participant’s death, the participant’s estate will be eligible to receive an amount not greater than 100% of the participant’s target award, based on the Compensation Committee’s determination of the Company’s achievement of the consolidated revenue and consolidated OCF goals. Payment will be made in the year following the participant’s death. For termination without cause or due to disability, the payment will be made on or after the third business day following the day that the Company filed its 2014 Annual Report with the SEC.
Assuming that the termination without cause occurred on December 31, 2014 and that our closing stock price at December 31, 2014 was $17.36, the targeted payments to the NEOs excluding the CEO and President, are set forth in the following table:

NEO	Job Title	Salary ($)	Accrued Vacation Pay ($)(1)	Health Benefits ($)(2)	2014 STIP ($)(3)	2011 LTIP - Equity ($)(4)	All Other Compensation ($)(5)	Total ($)
Shawn E. Endsley	CFO	221,154	122,115	1,079	210,938	418,011	24,079	997,376
Bonnie K. Culp-Fingerhut	EVP, HR and Administration	233,752	25,464	3,168	170,931	338,728	19,512	791,555
Thomas G. Saine	CIO	211,538	17,839	1,079	232,031	459,814	26,487	948,789

(1)	These payments were based on accrued vacation hours at December 31, 2014 pursuant to the vacation policy for the NEOs.

(2)	These amounts represented the cost of continuation of health benefits for twenty-six (26) weeks provided to the NEOs.

(3)	The Company’s performance for 2014 resulted in 112.5% STIP payment to the NEOs.

(4)
These amounts represented the market values at December 31, 2014 for the RSUs awarded to the NEOs as of December 31, 2014 under the 2011 LTIP based on our closing stock price at December 31, 2014 of $17.36. The 2011 LTIP vested on December 31, 2014.

(5)	These amounts represented cumulative cash dividends of $1.00 per share accrued by the NEOs for RSUs granted under the 2011 LTIP. The amounts do not reflect interest earned on the cash dividends.
Change in Control Arrangements – NEOs (Excluding the CEO and President)
Under the Severance Agreements, if a change in control with respect to the Company occurs, and following such change in control, the applicable NEO (other than the CEO and President) experiences a termination of employment by the Company without cause or resigned for “good reason” as defined in the Severance Agreements, then, the NEOs (other than the CEO and President) would be entitled to the following severance benefits upon a termination without cause occurring after a change in control, subject to their executing a release of claims.
A change in control would occur (a) if any person or entity directly or indirectly becomes owner of 50% or more of the Company’s outstanding common stock; or (b) if for any two year consecutive period there is a change in the majority composition of the Board from its current directors; or (c) the Board approves a sale of all or substantially all of the assets of the Company; or (d) the Board approves any merger, consolidation or like business combination or reorganization of the Company that results in either a 50% or more change in stock ownership or a change in the majority composition of the Board from its current directors.
The severance benefits upon a termination without cause occurring after a change in control, subject to execution of a release of claims would be:

(1)
A cash lump sum payment equal to a minimum of 1.5 times the executive’s base salary, plus an additional two weeks of base salary for each year of service up to a maximum of 2 times the executive’s base salary;

(2)
Accident and health insurance benefits substantially similar to those that the executive was receiving immediately prior to termination until the earlier to occur of 18 months following termination or such time as the executive is covered by comparable programs of a subsequent employer, reduced to the extent of any comparable benefits received from another source; and

(3)	An amount equal to 100% of the executive’s target award under the annual STIP for the calendar year in which the termination occurred based upon the length of employment in that calendar year.
In addition, in accordance with the terms of the 2011 LTIP, the participants (including NEOs but not the CEO and President), will be entitled to the following accelerated vesting schedule in the event of a change in control:

(1)
Fifty percent (50%) of the participant’s target award shall vest if a change in control occurs during either of the first two years of the performance period (defined as January 1, 2011 through December 31, 2012);

(2)	Seventy-five percent (75%) of the participant’s target award shall vest if a change in control occurs during the third year of the performance period; or

(3)	One hundred percent (100%) of the participant’s target award shall vest if a change in control occurs during the fourth year of the performance period.
Payment will be made on the earlier of: (1) a change in control of the Company (as defined in the 2012 Equity Plan); or (2) on or after the third business day following the day that the Company filed its 2014 Annual Report with the SEC.
On May 5, 2011, the Compensation Committee further amended the Severance Agreements for certain executive officers to eliminate a provision that provided a gross-up payment in connection with termination of employment or contingent upon a change in control of the Company that is subject to any excise tax for the selected executives (to include the NEOs excluding the CEO and President).
Assuming a change in control resulting in a termination without cause occurred on December 31, 2014 and that our closing stock price at December 31, 2014 was $17.36, the targeted payments to the NEOs (excluding the CEO and President) are set forth in the following table:

NEO	Job Title	Salary ($)(1)	Accrued Vacation Pay ($)(2)	Health Benefits ($)(3)	2014 STIP ($)(4)	2011 LTIP ($)(5)	All Other Compensation ($)(6)	Total ($)
Shawn E. Endsley	CFO	471,154	122,115	3,237	210,938	418,011	24,079	1,249,534
Bonnie K. Culp-Fingerhut	EVP, HR and Administration	436,337	25,464	9,504	170,931	227,908	19,512	889,656
Thomas G. Saine	CIO	486,538	17,839	3,237	232,031	459,814	26,487	1,225,946

(1)	These amounts assumed the NEOs have been paid their pro rata base salaries from January 1, 2014 through December 31, 2014.

(2)	These payments were based on accrued vacation hours at December 31, 2014 pursuant to the vacation policy for the NEOs.

(3)	These amounts represented the cost of continuation of health benefits provided to the NEOs for 18 months.

(4)	These amounts represented the actual 2014 STIP award earned by the NEOs.

(5)	These amounts represented the market values at December 31, 2014 for the RSUs earned under the 2011 LTIP as of December 31, 2014 and based on our closing stock price on December 31, 2014 of $17.36.

(6)
These amounts represented cumulative cash dividends of $1.00 per share accrued for NEOs for RSUs granted under the 2011 LTIP. The amounts do not reflect interest earned on the cumulative cash dividends.

We did not pay or accrue any payments relating to termination and change in control for the NEOs for the year ended December 31, 2014.
The 2011 LTIP contains a forfeiture policy for termination with cause. Under these provisions, executives (including NEOs) who are terminated upon failure to substantially perform duties, failure to carry out any lawful and reasonable directive, conviction or plea of nolo contendere to a felony or crime of moral turpitude, material breach of their obligations as an employee or commission of an act of fraud, embezzlement, misappropriation or otherwise acting in a manner detrimental to the Company’s interests as determined by the Board, will forfeit any outstanding awards as of the date of termination. These provisions serve to help ensure that executives act in the best interest of the Company and its stockholders.
COMPENSATION RECOVERY POLICY
We maintain a clawback provision regarding severance benefits. Under the clawback provision, executives including NEOs who violate non-competition, non-solicitation or confidentiality agreements forfeit all severance amounts paid or to be paid by the Company. Further, it is our policy to seek the reimbursement of severance benefits paid to executives including NEOs who violate non-competition, non-solicitation or confidentiality agreements, or otherwise breach the Separation Agreements and Release between themselves and the Company.
The Company’s Restricted Stock Agreement under the 2004 and 2012 Equity Plans includes a “Spendthrift Clause” to protect unvested restricted stock against any interest or transfer.

PROPOSALS REQUIRING YOUR VOTE
PROPOSAL NO. 1 – ELECTION OF DIRECTORS
Below are seven directors to be elected at the Annual Meeting to serve until their respective successors are elected or appointed and qualified. Nominees for election to the Board shall be approved by a plurality of the votes properly cast by holders of the common stock present in person or by proxy at the Annual Meeting, each share being entitled to one vote.
Abstentions from voting on the election of directors, including broker non-votes, will have no effect on the outcome of the election of directors. In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced in accordance with our Bylaws. The Board has no reason to believe that any of the persons named will be unable or unwilling to serve as a director if elected.
The following are the nominees to the Board of Directors:
Seated (left to right): Nominees Royce Yudkoff, currently Chair of the Board; and Vincent D. Kelly, President and CEO. Standing (left to right): Nominees Matthew Oristano, Samme L. Thompson, Nicholas A. Gallopo; Brian O’Reilly, and N. Blair Butterfield.

Set forth below is certain information, as of April 30, 2015, for each person nominated to the Board:
Royce Yudkoff, age 59, became a director and the Chair of the Board in November 2004. He is also a member of the Compensation Committee and Nominating and Governance Committee.
Position, Principal Occupation and Professional Experience: Prior to the merger of Metrocall and Arch in November 2004, Mr. Yudkoff had been a director of Metrocall since April 1997, and had served as the Chair of its Board since February 2003. Since 1989, Mr. Yudkoff has been a Managing Partner of ABRY Partners, LLC, a private equity investment firm, which focuses exclusively on the media and communications sector. Mr. Yudkoff currently serves on the Board of ABRY Partners, LLC; Talent Partners and Nexstar Broadcasting Group, Inc. Mr. Yudkoff served on the Board of Muzak Holdings LLC from 2002 to 2009.
Director Qualifications: Mr. Yudkoff has been involved with the paging industry as a director since 1997 and a director of the Company since November 2004. Mr. Yudkoff has an understanding of our operations, strategies, financial outlook and ongoing challenges. In addition, Mr. Yudkoff has experience in the media and communication sectors that can be applied to our operations. Mr. Yudkoff has the requisite qualifications to continue as a director.
N. Blair Butterfield, age 58, became a director of the Company in July 2013. He is a member of the Audit Committee.
Position, Principal Occupation and Professional Experience: From 2012 through his retirement in 2015, Mr. Butterfield had been the President of VitalHealth Software, North America which offers the industry’s leading cloud-based eHealth application development platform with solutions for collaborative care as well as Office of the National Coordinator certified electronic health records for specialty practices. Mr. Butterfield is a senior health information technology (“IT”) executive and eHealth expert with over twenty years of global experience in new market and business development, general management, government initiatives, sales management, and strategic marketing.  He has also served as Vice President (“VP”), International Development for eHealth at GE Healthcare from 2006 to 2011. Mr. Butterfield is also an advisor to, and previously served on the board of, All Clear Diagnostics, LLC. Previously, Mr. Butterfield served on the Board of the California Institute of Computer Assisted Surgery (CICAS) from 2011 to 2013, the eHealth Initiative and Foundation from 2008 to 2010, and VistA Software Alliance from 2006 to 2008.
Director Qualifications: Mr. Butterfield has extensive experience in the software industry that can be applied to our operations in such market segments as health information exchange (HIE), electronic medical records (EMR), medical imaging, standards-based interoperability, and clinical informatics. Mr. Butterfield has the requisite qualifications to continue as a director.
Nicholas A. Gallopo, age 82, became a director of the Company in November 2004. He is the Chair of the Audit Committee.
Position, Principal Occupation and Professional Experience: Prior to the merger of Metrocall and Arch, Mr. Gallopo had been a director of Metrocall since October 2002. Mr. Gallopo is a consultant and formerly licensed Certified Public Accountant. He retired as a partner of Arthur Andersen LLP in 1995 after 31 years with the firm. He had also served as a director of Newman Drug Company from 1995 to 1998, a director of Wyant Corporation, formerly Hosposable Products, Inc., from 1995 to 2001 where he also served as Chair of the Audit Committee, and a director of Bridge Information Systems, Inc. from 2000 to 2002.
Director Qualifications: Mr. Gallopo has been involved with the paging industry as a director since 2002 and a director of the Company since November 2004. Mr. Gallopo has an understanding of our operations, strategies, financial outlook and ongoing challenges. In addition, as a retired partner of Arthur Andersen

LLP, Mr. Gallopo has experience in financial accounting and auditing matters and is considered an audit committee financial expert. Mr. Gallopo has the requisite qualifications to continue as a director.
Vincent D. Kelly, age 55, became a director, President and Chief Executive Officer (“CEO”) of the Company in November 2004 when USA Mobility was formed through the merger of Metrocall and Arch. Prior to the merger of Metrocall and Arch, Mr. Kelly was President and CEO of Metrocall since February 2003.
Position, Principal Occupation and Professional Experience: Prior to this appointment, he had also served at various times as the Chief Operating Officer (“COO”), Chief Financial Officer (“CFO”), and Executive Vice President (“EVP”) of Metrocall. He served as the Treasurer of Metrocall from August 1995 to February 2003, and served as a director of Metrocall from 1990 to 1996 and from May 2003 to November 2004. Mr. Kelly also serves as the President, CEO and director for all of our subsidiaries, except for Spok Canada, an indirect wholly-owned subsidiary, for which Mr. Kelly is only a director. Mr. Kelly served on the Board of Tellabs from 2012 to 2013.
Director Qualifications: Mr. Kelly has been involved with the wireless and telecommunications industry for over 25 years and has been a director and CEO of the Company since November 2004. Mr. Kelly has the requisite qualifications to continue as a director.
Brian O’Reilly, age 55, became a director of the Company in November 2004. He is a member of the Nominating and Governance Committee and is the Chair of the Compensation Committee.
Position, Principal Occupation and Professional Experience: Prior to the merger of Metrocall and Arch, Mr. O’Reilly had been a director of Metrocall since October 2002. He was with Toronto-Dominion Bank for 16 years, from 1986 to 2002. From 1986 to 1996, Mr. O’Reilly served as the Managing Director of Toronto-Dominion Bank’s Loan Syndication Group, focused on the underwriting of media and telecommunications loans. From 1996 to 2002, he served as the Managing Director of Toronto-Dominion Bank’s Media, Telecom and Technology Group with primary responsibility for investment banking in the wireless and emerging telecommunications sectors. Mr. O’Reilly has been involved with the paging industry as a director since 2002 and a director of the Company since November 2004.
Director Qualifications: Mr. O’Reilly has an understanding of our operations, strategies, financial outlook and ongoing challenges. In addition Mr. O’Reilly has past experience in the underwriting of media and communication financing that can be applied to our operations. Mr. O’Reilly has the requisite qualifications to continue as a director.
Matthew Oristano, age 58, became a director of the Company in November 2004. He is a member of the Audit Committee and is Chair of the Nominating and Governance Committee.
Position, Principal Occupation and Professional Experience: Prior to the merger of Metrocall and Arch, Mr. Oristano had been a director of Arch since 2002. Mr. Oristano has been the President, CEO and member of the Board of Alda Inc., an investment management company, since 1995. He has served as Chair of the Board and CEO of Reaction Biology Corporation, a contract biomedical research firm since March 2004. He has been a member of the Board of Crystalplex Corporation since 2004. From 1993 to 1999, he was the Chairman and CEO of People's Choice TV, a NASDAQ listed company. Mr. Oristano has been involved with the paging industry as a director since 2002 and a director of the Company since November 2004.
Director Qualifications: Mr. Oristano has an understanding of our operations, strategies, financial outlook and ongoing challenges. In addition, Mr. Oristano has past experience in investment management and telecommunications company operations. As a CEO, Mr. Oristano has directly supervised CFOs and been involved in the annual audit process. Mr. Oristano is also considered an audit committee financial expert. Mr. Oristano has the requisite qualifications to continue as a director.

Samme L. Thompson, age 69, became a director of the Company in November 2004. He is a member of the Compensation Committee and the Audit Committee.
Position, Principal Occupation and Professional Experience: Prior to the merger of Metrocall and Arch, Mr. Thompson had been a director of Arch since 2002. Mr. Thompson currently serves on the Boards of the following non-profit organizations: The Illinois Institute of Technology’s Knapp Entrepreneurial Center, Sheriff Meadow Conservation Trust, and the Partnership for Connected Illinois, Inc. Mr. Thompson is the owner and president of Telit Associates, Inc., a financial and strategic consulting firm. He joined Motorola, Inc. as VP of Corporate Strategy in July 1999 and retired from Motorola, Inc. as SVP of Global Corporate Strategy and Corporate Business Development in March 2002. From June 2004 until August 2005, Mr. Thompson was a member of the Board of SpectraSite, Inc., which was the landlord of transmission tower sites used by our Company. Since August 2005, he has been a member of the Board of American Tower Corporation (“ATC”) (which merged with SpectraSite, Inc.), a landlord of transmission tower sites used by our Company. Due to his relationships with SpectraSite, Inc. and ATC, Mr. Thompson has recused himself from any decision by the Board on matters relating to SpectraSite, Inc., and has and will continue to recuse himself from any decision by the Board on matters relating to ATC (since the merger with SpectraSite, Inc.).
Director Qualifications: Mr. Thompson has been involved with the paging industry as a director since 2002. Mr. Thompson has an understanding of our operations, strategies, financial outlook and ongoing challenges. In addition, Mr. Thompson has past experience in corporate strategic and business development that can be applied to our current operations. Mr. Thompson has the requisite qualifications to continue as a director.
Unless marked otherwise, proxies received will be voted “FOR” the election of each of the nominees named above.
Recommendation of the Board:
The Board recommends a vote “FOR” the election of all director nominees named above.
PROPOSAL NO. 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2015. Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request approval of the selection of Grant Thornton by the stockholders in order to give the stockholders a voice in the designation of our auditors. Notwithstanding the ratification of Grant Thornton by the stockholders, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of our Company and our stockholders.
If the stockholders do not ratify the appointment of Grant Thornton as our independent registered public accounting firm, the Audit Committee will consider the selection of another independent registered public accounting firm for 2015 and future years. A representative of Grant Thornton will be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders and to make a statement if the representative desires to do so.
Unless marked otherwise, proxies received will be voted “FOR” the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2015.

Recommendation of the Audit Committee and Board:
The Audit Committee and the Board recommend a vote “FOR” the ratification of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2015.
PROPOSAL NO. 3 - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), enables our stockholders to hold an advisory vote to approve NEO compensation as disclosed in this Proxy Statement in accordance with the rules of the SEC. In 2011, the Board recommended that this advisory vote to approve NEO compensation be conducted annually, and stockholders voted in favor of this recommendation by a substantial majority. Accordingly, the Board has determined that it will hold an advisory vote to approve NEO compensation annually until the next vote to determine the frequency of such an advisory vote. Subsequent to the advisory vote reflected in this proposal, the next advisory vote to approve NEO compensation is expected to occur at our annual stockholder meeting in 2016.
Our executive compensation programs are designed to attract, motivate, and retain the NEOs, who are critical to the success of our Company. Under these programs, the NEOs are rewarded for the achievement of specific short-term and long-term performance objectives, corporate strategies, business objectives and the realization of increased stockholder value.
Our Compensation Committee continually reviews the compensation programs for the NEOs to ensure these programs achieve the desired goals of aligning the executive compensation structure with the stockholders’ interests and current market practices. Based on this philosophy, the Compensation Committee approved (1) no changes to NEO base salaries, (2) annual performance based STIP awards, and (3) no LTIP award as 2014 is the last year of the multi-year performance cycle for the 2011 performance based LTIP. We request our stockholders to approve, on an advisory basis, the NEO compensation as described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis (“CD&A”) and the compensation tables. This proposal, commonly known as a “Say-on-Pay” proposal, gives stockholders the opportunity to express their views on the NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather is intended to address the overall compensation of the NEOs and the philosophy, policies and practices described in this Proxy Statement.
The Say-on-Pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of the stockholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, they will consider the stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
Unless marked otherwise, proxies received will be voted “FOR” the following advisory resolution:
“RESOLVED, that the stockholders of the Company approve on an advisory basis the compensation of the Company’s NEOs, as described in the CD&A and in the tabular disclosure regarding NEO compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”
Recommendation of the Compensation Committee and the Board:
The Compensation Committee and the Board recommend a vote “FOR” the advisory resolution to approve NEO compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

DIRECTORS, OFFICERS AND CERTAIN OTHER BENEFICIAL OWNERS
The following table provides summary information regarding beneficial ownership of our common stock as of April 1, 2015 for:

•	Each person or group who beneficially owns more than 5% of our common stock on a fully diluted basis including restricted stock granted;

•	each of the NEOs;

•	each of the directors and nominees to become a director; and

•	all of the directors and executive officers (including the NEOs) as a group.
Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting and/or investment power. The information on beneficial ownership in the table is based upon the Company’s records and the most recent Form 3, Form 4, Schedule 13D or Schedule 13G filed by each such person or entity through April 1, 2015. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise noted, the address for each director and executive officer (including NEOs) is c/o Spok Holdings, Inc., 6850 Versar Center, Suite 420, Springfield, Virginia 22151-4148.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Vincent D. Kelly, CEO(1)	196,214	*
Shawn E. Endsley, CFO(2)	32,000	*
Colin M. Balmforth, President(3)	23,800	*
Bonnie K. Culp-Fingerhut, EVP HR & Administration(4)	26,408	*
Thomas G. Saine, CIO(4)	39,303	*
Royce Yudkoff, Director(2)	25,245	*
Nicholas A. Gallopo, Director(2)	33,002	*
Brian O’Reilly, Director(2)	17,876	*
N. Blair Butterfield, Director(2)	2,670	*
Matthew Oristano, Director(2)	18,199	*
Samme L. Thompson, Director(2)	27,999	*
All directors and executive officers as a group (11 persons)	442,716	2.0%
The Vanguard Group, Inc.(5)	1,733,842	8.0%
BlackRock Inc.(6)	3,031,574	14.0%
Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation(7)	1,739,600	8.0%
Braeside Investments, LLC, Steven McIntyre and Todd Stein(8)	1,903,447	8.8%
* Denotes less than 1%.

(1)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on March 13, 2015. Vincent D. Kelly, Trustee of the Vincent DePaul Kelly Third Amended

and Restated Revocable Trust has sole voting and sole dispositive power with respect all shares reported herein.

(2)
The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on April 1, 2015. Beneficial ownership does not reflect any RSUs that do not vest within 60 days as of April 1, 2015.

(3)
The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on March 20, 2015. Beneficial ownership does not reflect any RSUs that do not vest within 60 days as of April 1, 2015.

(4)
The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on March 13, 2015. Beneficial ownership does not reflect any RSUs that do not vest within 60 days as of April 1, 2015.

(5)
The information regarding this stockholder is derived from an amended Schedule 13G filed by the stockholder with the SEC on February 11, 2015. The Vanguard Group, Inc. has sole voting power with respect to 33,969 shares and sole dispositive power with respect to 1,700,573 shares and shared dispositive power with respect to 33,269 shares. The Vanguard Group, Inc.’s address is as follows: 100 Vanguard Blvd, Malvern, PA 19355.

(6)
The information regarding this stockholder is derived from an amended Schedule 13G filed by the stockholder with the SEC on January 9, 2015. BlackRock Inc. has sole voting power with respect to 2,961,060 shares and sole dispositive power with respect to all shares reported herein. BlackRock Inc.’s address is as follows: 55 East 52nd Street, New York, NY 10022.

(7)
The information regarding this stockholder is derived from an amended Schedule 13G filed by the stockholder with the SEC on February 12, 2015. Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation have sole voting and sole dispositive power with respect all shares reported herein. Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation’s address is as follows: 800 Third Avenue, New York, NY 10022.

(8)
The information regarding this stockholder is derived from an amended Schedule 13G filed by the stockholder with the SEC on February 4, 2015. Braeside Investments, LLC, Steven McIntyre and Todd Stein have shared voting and shared dispositive power with respect to all shares reported herein. Braeside Investments, LLC, Steven McIntyre and Todd Stein’s address is as follows: 5430 LBJ Freeway, Suite 1555 Dallas, TX 75240.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our stock to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of such reports furnished to the Company, we believe that, for the year ended December 31, 2014, all Section 16(a) filing requirements applicable to our directors, executive officers and greater than 10% beneficial owners were timely met.

RELATED PARTY TRANSACTIONS AND CODE OF CONDUCT
TRANSACTIONS WITH RELATED PARTIES
Since November 16, 2004, a member of the Board, Mr. Samme L. Thompson also serves as a director for an entity that leases transmission tower sites to our Company. For the years ended December 31, 2014, 2013 and 2012, we paid that entity $3.6 million, $3.7 million and $4.1 million, respectively, in site rent expenses that were included in service, rental and maintenance expenses.
Mr. Thompson was a member of the Board of SpectraSite, Inc. from June 2004 to August 2005 and since August 2005, he has been a member of the Board of ATC (which merged with SpectraSite, Inc.), a landlord of tower transmission sites used by the Company. Due to his relationships with SpectraSite, Inc. and ATC, Mr. Thompson has recused himself from any decision by the Board on matters relating to SpectraSite, Inc., and has and will continue to recuse himself from any decision by the Board on matters relating to ATC (since the merger with SpectraSite, Inc.).
REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PARTIES
Related party transactions have the potential to create actual or perceived conflicts of interest between the Company and its directors and/or executive officers and members of their families. While we do not maintain a written policy with respect to the identification, review, approval or ratification of transactions with related persons, our Code of Business Conduct and Ethics prohibits conflicts of interest between an employee and the Company and requires an employee to report any such potential conflict to the EVP, HR & Administration, who will review the matter with the Audit Committee. In addition, each director is expected to identify to the Secretary, by means of an annual director questionnaire, any transactions between the Company and any person or entity with which the director may have a relationship that is engaged or is about to be engaged in a transaction with the Company. The Board reviews with the Secretary and management any such transaction with the affected director excused from such review.
CODE OF BUSINESS CONDUCT AND ETHICS
Spok has adopted a Code of Business Conduct and Ethics that applies to all of our employees including the CEO, CFO and Controller/Chief Accounting Officer and all of the directors. This Code of Business Conduct and Ethics may be found on our website at www.spok.com/our_company/investor_relations/. During the period covered by this report, we did not request a waiver of our Code of Business Conduct and Ethics and did not grant any such waivers. Spok intends to post amendments to or waivers from its Code of Business Conduct and Ethics (to the extent applicable to the Company’s directors, executive officers or principal financial officers) on its website.

STOCKHOLDER PROPOSALS AND COMPANY DOCUMENTS
Stockholder proposals intended for inclusion in our Proxy Statement for the Annual Meeting of Stockholders in the year 2016 must be received by Sharon Woods Keisling, Secretary and Treasurer, Spok Holdings, Inc., 6850 Versar Drive, Suite 420, Springfield, Virginia 22151-4148, no later than January 1, 2016.
The Company’s Bylaws also provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting, other than proposals intended for inclusion in our proxy statement, must notify our Secretary thereof in writing during the period 60 to 90 days before the first anniversary of the date of the preceding year’s annual meeting (or, if the date of the annual meeting is more than 20 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered during the period 60 to 90 days before such annual meeting or 10 days following the day on which public announcement of the date of such meeting is first made by the Company). Pursuant to the requirements of the Company’s Bylaws, to nominate a director or bring any other business before the Annual Meeting of Stockholders in the year 2016, stockholders must notify the Secretary in writing at a time that is not before April 30, 2016 and not after May 30, 2016. These stockholder notices must set forth certain information specified in the Company’s Bylaws.
We have filed our 2014 Annual Report on Form 10-K with the SEC. Stockholders may obtain, free of charge, a copy of the Annual Report to Stockholders, which includes the 2014 Annual Report on Form 10-K, by writing to Spok Holdings, Inc., Attn: Investor Relations, 6850 Versar Center, Suite 420 Springfield, Virginia 22151-4148. Stockholders may also obtain a copy of the Annual Report to Stockholders by accessing our website at www.spok.com.

OTHER MATTERS
The Board knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.
Stockholders are urged to submit the proxy or voting instructions by telephone or over the Internet.

By Order of the Board of Directors,

/s/Sharon Woods Keisling
Sharon Woods Keisling
Corporate Secretary and Treasurer
April 30, 2015
Springfield, Virginia

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SPOK HOLDINGS

IMPORTANT ANNUAL MEETING INFORMATION 000004

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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Daylight Time, on July 29, 2015.

Vote by Internet

- Go to **www.envisionreports.com/usmo**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors: 01 - N. Blair Butterfield; 02 - Nicholas A. Gallopo; 03 - Vincent D. Kelly; 04 - Brian O'Reilly; 05 - Matthew Oristano; 06 - Samme L. Thompson; 07 - Royce Yudkoff

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07
☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain
2. Ratification to appoint Grant Thornton LLP as the Company's independent registered public accounting firm for the year ending December 31, 2015.	☐	☐	☐
3. Advisory vote to approve named executive officer compensation.	☐	☐	☐

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — SPOK HOLDINGS, INC.

FORM OF PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Shawn E. Endsley and Vincent D. Kelly (the "Proxy Committee"), and each of them singly, with full power of substitution to act as the lawful agent and proxy for the undersigned and to vote all shares of common stock of Spok Holdings, Inc. that the undersigned is entitled to vote and holds of record on June 3, 2015 at the Annual Meeting of Stockholders of Spok Holdings, Inc. to be held on Wednesday, July 29, 2015, at Mandarin Oriental, 1330 Maryland Avenue SW, Garden I, Washington, DC 20024 at 9:00 a.m., local time, and at any adjournments thereof, on all matters coming before the Annual Meeting.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side but you need not mark any boxes if you wish to vote in accordance with the recommendations of the Board of Directors. The Proxy Committee cannot vote your shares unless you sign and return this card. You may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

This proxy when properly executed will be voted in the manner you have directed. **If you do not specify any directions, this proxy will be voted FOR all the nominees listed in Proposal 1 and FOR Proposal 2 and FOR Proposal 3, and in accordance with the Proxy Committee's discretion on such other matters that may properly come before the meeting to the extent permitted by law.**

IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE YOUR CARD AND RETURN YOUR PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

(TO BE SIGNED ON REVERSE SIDE)